Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated August 16, 2007

by and among

GSI COMMERCE, INC.,

BLUE ROUTE, INC.

ACCRETIVE COMMERCE, INC.

and

THE PRINCIPAL STAKEHOLDERS OF ACCRETIVE COMMERCE, INC.

TABLE OF CONTENTS

SECTION 1.	Defined Terms	2

SECTION 2.	The Merger	8
2.1	Merger	8
2.2	Name	9
2.3	Charter	9
2.4	Bylaws	9
2.5	Directors	9
2.6	Officers	9
2.7	Conversion of Newco Stock	9
2.8	Conversion of Company Stock	9
2.9	Waiver of Notice and Right to Redemption	10
2.10	Options	10
2.11	Warrants	10
2.12	Cancellation of Options, Warrants Company Interests	11
2.13	Company Stock held by Acquired Companies	11
2.14	Dissenting Shares	11
2.15	Closing Payments	11
2.16	Closing Expenses	11
2.17	Reserve Amount	12
2.18	Employment Taxes	12

SECTION 3.	Merger Consideration and Closing Statement	12
3.1	Merger Consideration	12
3.2	Currency and Method of Payment	12
3.3	Transmittal Letter	13
3.4	Provisions Relating to Escrow Account	13

SECTION 4.	Representations and Warranties of Principal Stakeholders	14
4.1	Organization	14
4.2	Authority; Non-Contravention	15
4.3	Capitalization	16
4.4	Financial and Corporate Records	18
4.5	Compliance with Laws; Permits	19
4.6	Financial Statements	19
4.7	Assets	20
4.8	Obligations	21
4.9	Operations Since the Latest Balance Sheet Date	21
4.10	Accounts Receivable	22
4.11	Tangible Property	23
4.12	Real Property	23
4.13	Environmental Matters	24
4.14	Software and Other Intangibles	25
4.15	Contracts	28
4.16	Employees and Independent Contractors	30
4.17	Employee Benefit Plans	32

i

4.18	Customers, Prospects and Suppliers	34
4.19	Taxes	34
4.20	Proceedings and Judgments	36
4.21	Insurance	37
4.22	Questionable Payments	37
4.23	Related Party Transactions	38
4.24	Brokerage Fees	38
4.25	Acquisition Proposals	38
4.26	National Security Matters	38
4.27	Controls and Procedures	39
4.28	Full Disclosure	39

SECTION 5.	Representations Of GSI and Newco	40
5.1	Organization	40
5.2	Agreement	40
5.3	Absence of Litigation	40
5.4	Ability to Pay Purchase Price	40
5.5	Brokerage Fees	40

SECTION 6.	Certain Obligations of Company And Principal Stakeholders Pending Closing	41
6.1	Conduct of the Acquired Companies’ Business	41
6.2	Interim Financial Statements	44
6.3	GSI’s General Due Diligence Investigation	44
6.4	Consents	44
6.5	Acquisition Proposals	45
6.6	Advice of Changes	45
6.7	HSR Act Filings	45
6.8	Reasonable Best Efforts	45
6.9	Notices; Exchange Procedures; Payments	46
6.10	Notices	46
6.11	280G Consent	46
6.12	Affiliate Transactions	46
6.13	Insurance	46
6.14	Brunswick, Georgia Lease	47

SECTION 7.	Certain Obligations of GSI and Newco Pending Closing	47
7.1	Corporate Status	47
7.2	Consents	47
7.3	Advice of Changes	47
7.4	HSR Act Filings	47
7.5	Reasonable Best Efforts	47

SECTION 8.	Conditions Precedent to Principal Stakeholders’ Closing Obligations	47
8.1	GSI’s and Newco’s Representations	47
8.2	GSI’s and Newco’s Performance	48
8.3	Absence of Proceedings	48
8.4	HSR Act	48

SECTION 9.	Conditions Precedent to GSI’s and Newco’s Closing Obligations	48
9.1	Company’s and Principal Stakeholders’ Representations	48
9.2	Company’s and the Principal Stakeholders’ Performance	48
9.3	Absence of Proceedings	48
9.4	Adverse Changes	49
9.5	HSR Act	49
9.6	Delivery of Documents	49
9.7	Accretive Letter Agreement	49
9.8	Stockholders’ Agreement	49
9.9	Management Agreement	49
9.10	Options	49
9.11	Appraisal Rights	49

SECTION 10.	Closing	49
10.1	Closing	49
10.2	Company Obligations at the Closing	50
10.3	Obligations of Newco at Closing	51

SECTION 11.	Certain Obligations After Closing	52
11.1	Transition and Cooperation	52
11.2	Use of Names	53
11.3	Tax Matters	53
11.4	Books and Records	55

SECTION 12.	Restrictive Covenants Of The principal Stakeholders; General Release	55
12.1	Certain Acknowledgements	55
12.2	Nondisclosure Covenants	56
12.3	Noncompetition Covenants	57
12.4	Certain Exclusions	58
12.5	Enforcement of Covenants	58
12.6	Scope of Covenants	58
12.7	Non-Applicability to Arise, LLC	58
12.8	General Release	59

SECTION 13.	Indemnification	59
13.1	Principal Stakeholders’ and Stakeholders’ Indemnification	59
13.2	GSI’s Indemnification	62
13.3	Indemnification Procedures	62
13.4	Limits on Indemnification	63
13.5	Exceptions to Limitations	64
13.6	No Contribution or Indemnification from the Acquired Companies	65
13.7	Setoff and Holdback	65
13.8	Exclusive Remedy	65
13.9	Insurance	65
13.10	Mitigation; Third Parties	65

SECTION 14.	Other Provisions	66
14.1	Termination	66
14.2	Publicity	66
14.3	Fees and Expenses	66

14.4	Notices	66
14.5	Survival	67
14.6	Interpretation of Representations	67
14.7	No Other Representations or Warranties	67
14.8	Reliance by GSI	68
14.9	Specific Performance	68
14.10	Schedules	68
14.11	Entire Understanding	69
14.12	Assignment	69
14.13	Waivers	69
14.14	Severability	70
14.15	Counterparts	70
14.16	Section Headings	70
14.17	References	70
14.18	Controlling Law	70
14.19	Jurisdiction and Process	70
14.20	No Third-Party Beneficiaries	70
14.21	Bankruptcy Qualification	70
14.22	Neutral Construction	70
14.23	Stakeholder Representative	71

List of Schedules and Exhibits

Schedule 3.1	Allocation Schedule
Schedule 4.1	Organization
Schedule 4.2	Authority; Non-Contravention
Schedule 4.3(a)	Capitalization
Schedule 4.3(b)	Subsidiaries
Schedule 4.3(d)	Options and Warrants
Schedule 4.3(e)	Repurchases and Redemptions
Schedule 4.4	Financial and Corporate Records
Schedule 4.5	Compliance with Laws; Permits
Schedule 4.6(c)	Financial Statements
Schedule 4.7	Assets
Schedule 4.8	Obligations
Schedule 4.9	Operations Since the Latest Balance Sheet Date
Schedule 4.11	Tangible Property
Schedule 4.12	Real Property
Schedule 4.13	Environmental Matters
Schedule 4.14	Software and Other Intangibles
Schedule 4.15	Contracts
Schedule 4.16	Employees and Independent Contractors
Schedule 4.17(a)	List and Description of Employee Benefit Plans
Schedule 4.17(b)	Changes to Employee Benefit Plans
Schedule 4.17(d)	Filed Form 5500

Schedule 4.17(f)	Payments under Employee Benefit Plans
Schedule 4.17(i)	Events Creating Obligations under Employee Benefit Plans
Schedule 4.18	Customers
Schedule 4.19	Taxes
Schedule 4.20	Proceedings and Judgments
Schedule 4.21	Insurance
Schedule 4.23	Related Party Transactions
Schedule 4.25	Acquisition Proposals
Schedule 13.1(c)	Certain Proceedings

Exhibit 3.1	Form of Escrow Agreement
Exhibit 10.2.1	Forms of Transmittal Letters
Exhibit 10.2.4	Form of Certificate of Merger
Exhibit 10.2.8	Form of Opinion of Counsel to the Company
Exhibit 10.2.10	Form of Non-Disclosure, Non-Competition, Non-Solicitation, and Release Agreements

AGREEMENT AND PLAN OF MERGER

PARTIES:	GSI COMMERCE, INC.
a Delaware corporation (“GSI”)
935 First Avenue
King of Prussia, PA 19406

BLUE ROUTE, INC., a Delaware corporation (“Newco”)
935 First Avenue
King of Prussia, PA 19406

ACCRETIVE COMMERCE, INC. a Delaware corporation (“Company”)
c/o Accretive LLC 51 Madison Avenue, 31st Floor New York, NY 10010

The Stakeholders of the Company
identified on the signature pages to this Agreement
(individually, a “Principal Stakeholder,” and, collectively, the “ Principal Stakeholders”)
c/o Accretive LLC 51 Madison Avenue, 31st Floor New York, NY 10010

DATE:	August 16, 2007

BACKGROUND: Company and its Subsidiaries are in the business of, among other things, providing to third parties fulfillment services, technology services, customer care and photo studio services in connection with direct to consumer commerce (“Company Business”). The Principal Stakeholders collectively own, directly or indirectly, at least 85% of the issued and outstanding capital stock of the Company (“Company Stock”). At Closing (as defined herein), the parties desire that Newco, a wholly-owned subsidiary of GSI, be merged with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and Plan of Merger (the “Agreement”). The Board of Directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders. The respective Boards of Directors of GSI and Newco have determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of GSI and Newco and their respective stockholders.

INTENDING TO BE LEGALLY BOUND, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.2 “Acquired Companies” mean the Company and its Subsidiaries.

1.3 “Affiliate” of any Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Applicable per Share Merger Consideration” shall mean the amount payable per share of Nonparticipating Preferred Stock, Participating Preferred Stock or Common Stock, as applicable, pursuant to subsection (a), (b) or (c) of Section 2.8.

1.5 “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.6 “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of the Acquired Companies.

1.7 “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation and all Certificates of Designation of the Company, in each case as amended or corrected from time to time prior to the Closing.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Common Stock” means shares of the Company’s Common Stock, $0.001 par value per share.

1.10 “Company Intangible” means all Intangibles owned, marketed, designed, distributed, sold, licensed by, supported, maintained, used or under design or development by or on behalf of any Acquired Company or licensed to or with respect to which rights are granted to any Acquired Company.

1.11 “Company Interest” means any option, put, call, warrant, subscription, stock appreciation right, phantom stock, conversion right, or other Contract or Contract Right or right under the Certificate of Incorporation or otherwise, whether or not currently exercisable or convertible, entitling the holder to acquire any Company Stock or other securities of the Company, or of any Acquired Company, to receive any payment or consideration based upon any of the foregoing, or to receive any portion of the Merger Consideration, other than the Company Stock, Options, Warrants and obligations to Hank Reeves set forth in Schedule 4.8.

1.12 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.13 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, collective bargaining agreements, options or warrants, including, in each case, all amendments, modifications, extensions and renewals thereof.

1.14 “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.15 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.16 “Employment Taxes” means the employer share of FICA, FUTA, workers compensation and other employment Taxes and charges which are an employer’s responsibility and payable by GSI, Newco or any Acquired Company as a result of the payment of any Merger Consideration to any Person to the extent such Merger Consideration is characterized as compensation and not as a payment on account of Company Stock.

1.17 “Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.18 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.19 “Environmental Laws” mean all applicable local, state and federal Laws (including consent decrees, administrative orders, directions, guidance documents and ordinances) and common laws relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage, treatment and disposal and/or removal or remediation of Hazardous Substances, all as amended.

1.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules promulgated pursuant to that Act or any successor law.

1.21 “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) (other than an Acquired Company) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, any Acquired Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

1.22 “Final Allocation Schedule” shall have the meaning set forth in Section 3.1.

1.23 “Formation Date” means, with respect to the Company or an Acquired Company formed by the Company, the date of its respective formation, and, with respect to an Acquired Company acquired by the Company, the date of its respective acquisition by the Company, all as set forth on Schedule 1.23.

1.24 “Fully Diluted Number” means the sum of (a) the number of shares of Common Stock outstanding (excluding treasury shares), plus (b) the number of shares of Common Stock issuable upon conversion of the Participating Preferred Stock, plus (c) the number of Option Shares and Warrant Shares issuable upon exercise of Options and Warrants having a strike price equal to or less than the applicable In-the Money Amount per share.

1.25 “GAAP” means generally accepted accounting principles under United States accounting rules and regulations in effect at the time of application thereof, consistently applied in accordance with past practice; provided, however, that in no event shall the consistent application of the historical accounting policies used by the Acquired Companies have priority over GAAP, regardless of materiality.

1.26 “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.27 “Hazardous Substance” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCBs”), petroleum, petroleum products, urea formaldehyde, and mold.

1.28 “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

1.29 “including” means including but not limited to.

1.30 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.31 “Intangible” means any name, corporate name, domain name, fictitious name, trademark, trademark registration, trademark application, service mark, service mark registration, service mark application, trade name, brand name, product name, symbol, slogan, trade dress, trade secret, know-how, patent, patent application, copyright, copyright registration, copyright application, website, design, logo, formula, invention, product idea, concept, method, process, discovery, Software, technology, written work, visual work, audio work, multimedia work, database, information or data created or maintained in any database, or other intangible asset of any nature, whether in use, held, under development or design, inactive, owned, sold, distributed, marketed, maintained, supported, licensed by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes the goodwill of the business symbolized by and associated with such name, corporate name, domain name, fictitious name, trademark, service mark, trade name, brand name, product name, symbol, logo, slogan, or trade dress, and any and all Intellectual Property Rights in, to, and under the foregoing.

1.32 “Intellectual Property Rights” means any and all intellectual property rights and industrial property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like and applications therefor and registrations thereof; (e) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (f) rights to sue for past, present, and future infringement of any and all such intellectual property rights and industrial property rights.

1.33 “In-the-Money Amount” means $0.55 at Closing as increased from time to time to reflect the then current Per Share Participation Amount taking into account distributions to the Stakeholders of the Escrow Funds, the Reserve Amount and other amounts hereunder.

1.34 “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.35 “to the Knowledge of Company” and similar phrases mean that none of the Stakeholders and none of the Persons listed on Schedule 1.35 (which schedule lists the chief executive officer, chief financial officer, chief accounting officer, controller, chief legal officer, chief human resources officer and directors) has any actual knowledge, implied knowledge or belief that the statement made is incorrect, in each case after reasonable inquiry and diligence and taking into account the respective duties and responsibilities of each such Person. For this purpose, “implied knowledge” means all information available in the books, records and files of the Acquired Companies and all information that any of such Persons should have reasonably known in the course of operating and managing the business and affairs of the Acquired Companies.

1.36 “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.

1.37 “Material Adverse Effect” means any circumstance, development, effect, event, condition or occurrence which, by itself or together with one or more other circumstances, developments, effects, events, conditions or occurrences, results in, or would reasonably be expected to result in: (i) a material adverse change in or effect with respect to, or material casualty loss in, the Company Business, Assets, condition (financial or otherwise) or results of operations of the Acquired Companies; or (ii) a material adverse effect on the ability of the Acquired Companies and the Principal Stakeholders to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Effect shall not include any change or effect with respect to the Acquired Companies resulting from or attributable to (a) general national or international economic conditions or securities markets in general, (b) conditions generally affecting the industry in which the Acquired Companies operate or (c) the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

1.38 “Nonparticipating Preferred Stock” means shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series D Convertible Preferred Stock, in each case $0.001 par value per share.

1.39 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.40 “Off-the-Shelf Software” shall mean the following: ready-to-use, pre-packaged Software which is (i) commercially available to the public, and (ii) not embedded in, otherwise included in, or necessary to provide any of the products or services provided by the Acquired Companies, and (iii) replaceable in its most current version without material delay for less than $10,000 per copy and $50,000 in the aggregate.

1.41 “Participating Preferred Stock” means shares of the Company’s Series F Convertible Preferred Stock and Series H Convertible Preferred Stock, in each case $0.001 par value per share.

1.42 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.43 “Person” means any individual, Entity or Governmental Body.

1.44 “Per Share Indemnity Amount” means the quotient of (a) the result of (i) the amount of the Escrow Funds released to the Stakeholder Representative, if any, minus (ii) the sum of the Closing Payments and Employment Taxes payable upon the release of the Escrow Funds, divided by (b) the Fully Diluted Number, or any lesser amount agreed to by a Stakeholder. The applicable Per Share Indemnity Amount (assuming full distribution of the Escrow Funds) shall be set forth in the Final Allocation Schedule

1.45 “Per Share Preference Amount” means, with respect to the Nonparticipating Preferred Stock and the Participating Preferred Stock, the liquidation preference amount per share thereof as set forth in the Certificate of Incorporation (including all accrued but unpaid dividends), or any lesser amount agreed to by a Stakeholder. The applicable Per Share Preference Amount shall be set forth in the Final Allocation Schedule.

1.46 “Per Share Participation Amount” means the quotient of (a) the result of (i) the Closing Cash Payment (as defined in Section 3.1), plus (ii) the aggregate exercise price of all Options and Warrants having an exercise price less than the applicable In-the-Money Amount per share, minus (iii) the aggregate Per Share Preference Amounts divided by (b) the Fully Diluted Number, or any lesser amount agreed to by a Stakeholder. The applicable Per Share Participation Amount shall be set forth in the Final Allocation Schedule

1.47 “Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, charge, grievance, audit, arbitration, mediation, administrative hearing, condemnation or other proceeding of any nature.

1.48 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.49 “Software” means any computer program, operating system, application, firmware, middleware, or software of any nature, whether operational, under development or inactive, including all object code, source code, comment code, algorithms, menu structures and arrangements, interfaces, navigational devices, icons, operational instructions, scripts, commands, syntax, screen designs and visual expressions, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary or appropriate to operate any such computer programs, operating systems, applications, firmware, middleware, or software.

1.50 “Stakeholder” means: (i) any holder of any Company Stock; (ii) any holder of an Option or Warrant having an exercise price of less than the applicable In-the-Money Amount per share; and (iii) any holder of a Company Interest.

1.51 “Subsidiary” means, with respect to a particular Person, any Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

1.52 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.53 “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.54 “Taxing Authority” shall mean any Governmental Body exercising any Tax regulatory authority.

1.55 “Tax Return” means any return (including any information return), report, statement, schedule, notice, notification, election, form, declaration, estimate, certificate, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

1.56 “WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.

SECTION 2. THE MERGER

2.1 Merger. On the Effective Date (as defined in Section 10.1) Newco shall be merged with and into the Company in accordance with the provisions of this Agreement and in compliance with the Delaware General Corporation Law (“DGCL”), and the Merger shall have the effect provided for in the DGCL. The Company (sometimes referred to herein as the “Surviving Corporation”)

shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Delaware. The corporate existence and identity of the Company, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and the Company shall be a wholly-owned subsidiary of GSI as of the Effective Date. On the Effective Date, the Company shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

2.2 Name. The name of the Surviving Corporation shall be “Accretive Commerce, Inc.”

2.3 Charter. Immediately after the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Date to conform to the certificate of incorporation of Newco as in effect immediately prior to the Effective Date, except that the name shall be as provided in Section 2.2, until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

2.4 Bylaws. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Date to conform to the bylaws of Newco as in effect immediately prior to the Effective Date, except that the name shall be as provided in Section 2.2, until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

2.5 Directors. Immediately after the Merger, the directors of the Surviving Corporation shall be the directors of Newco immediately prior to the Merger.

2.6 Officers. Immediately after the Merger, the officers of the Surviving Corporation shall be the officers of Newco immediately prior to the consummation of the Merger.

2.7 Conversion of Newco Stock. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco, $0.01 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, GSI shall own all of the issued and outstanding capital stock of the Surviving Corporation.

2.8 Conversion of Company Stock. On the Effective Date, each share of Company Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall be automatically cancelled and converted into the right to receive:

(a) for each share of Nonparticipating Preferred Stock, the Per Share Preference Amount payable in cash on the Effective Date as determined by the Stakeholder Representative and set forth on Schedule 3.1;

(b) for each share of Participating Preferred Stock, the sum of (i) the Per Share Preference Amount, if any, plus (ii) the Per Share Participation Amount, if any, plus (iii) the Per Share Indemnity Amount, if any, in each case, as determined by the Stakeholder Representative and set forth on Schedule 3.1; and

(c) for each share of Common Stock, the sum of (i) the Per Share Participation Amount, if any, plus (ii) the Per Share Indemnity Amount, if any, in each case, as determined by the Stakeholder Representative and set forth on Schedule 3.1.

2.9 Waiver of Notice and Right to Redemption. Each Principal Stakeholder waives all rights to any notices or rights of redemption required by the Certificate of Incorporation, or any Contract or other Contract Right, by reason of this Agreement or the Merger, including all notices of a “consolidation or merger of the Company” and any rights of redemption triggered thereby.

2.10 Options. As soon as possible, but in any event at least ten (10) days prior to the Closing Date, and effective as of the Effective Date, the Company shall provide to each holder of a then-outstanding option to acquire shares of Common Stock (the “Options”) under the Distribution Associates, Inc. 1998 Stock Incentive Plan (as amended) and the NewRoads, Inc. 2000 Stock Incentive Plan and any other outstanding stock option a written notice describing the Agreement and the Merger and stating that (i) such Option is currently vested and exercisable in full, (ii) such Option shall terminate as of the Effective Date and (iii) if such Option is not exercised at or prior to the Effective Date, such holder shall be entitled to receive in cancellation of such Option from and after the Closing a cash payment in an amount equal to the excess, if any, of the Applicable Per Share Merger Consideration payable in respect of the Common Stock over the per share exercise price of such Option, multiplied by the number of shares of Common Stock issuable pursuant to such Option (the “Option Shares”), in each case without interest and subject to any required withholding of Taxes. To the extent that amounts are withheld for Taxes, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of such Option. Upon the Effective Date, each Option automatically shall be cancelled and converted into the right to receive the portion of the Merger Consideration calculated pursuant hereto, if any.

2.11 Warrants. As soon as possible, but in any event at least ten (10) days prior to the Closing Date, and effective as of the Effective Date, the Company shall provide to each holder of a then-outstanding warrant to acquire shares of Common Stock (the “Warrants”) a written notice describing the Agreement and the Merger and stating that (i) such Warrant is currently exercisable in full, (ii) such Warrant shall terminate as of the Effective Date and (iii) if such Warrant is not exercised at or prior to the Closing, such holder shall be entitled to receive in cancellation of such Warrant from and after the Closing a cash payment in an amount equal to the excess, if any, of the Applicable Per Share Merger Consideration payable in respect of the Common Stock over the per share exercise price of such Warrant, multiplied by the number of shares of Common Stock issuable pursuant to such Warrant (the “Warrant Shares”), in each case without interest and subject to any required withholding of Taxes. To the extent that amounts are withheld for Taxes, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of such Warrant. Upon the Effective Date, each Warrant automatically shall be cancelled and converted into the right to receive the portion of the Merger Consideration calculated pursuant hereto, if any.

2.12 Cancellation of Options, Warrants Company Interests. Upon the Effective Date, each Option, Warrant and Company Interest automatically shall be cancelled and converted into the right to receive the portion of the Merger Consideration calculated pursuant hereto, if any.

2.13 Company Stock held by Acquired Companies. On the Effective Date, any shares of the Company Stock that are held by the Company (as treasury shares) or any other Acquired Company immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the Company or any other Person, be automatically canceled.

2.14 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of the Company Stock which are outstanding immediately prior to the Effective Date and which are held by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Section 262 of DGCL (each a “Dissenting Stockholder” and collectively, the “Dissenting Stockholders”) shall not be converted into or represent the right to receive any portion of the Merger Consideration (to the extent provided herein), such stockholders being instead entitled to receive payment of the appraised value of such shares of the Company Stock held by them in accordance with the provisions of such Section 262 of DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such shares of the Company Stock in accordance with the provisions of Section 262 of DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive their respective portion of the Merger Consideration, if any, to the extent provided for in Section 2.8. Anything in this Agreement to the contrary notwithstanding, any Dissenting Shares shall not be excluded from any calculation of amounts of Merger Consideration payable on a per share or per Company Interest basis.

2.15 Closing Payments. GSI shall pay or cause the Surviving Corporation to pay, from the Merger Consideration, in cash when due (i) any change in control, bonus or other amounts payable pursuant to the Company Interests in effect as of the Closing to any current or former officer, director or employee or any former stockholder of any of the Acquired Companies to the extent such amounts are based upon or conditioned, in whole or in part, on the execution of this Agreement or the transactions contemplated hereby, all as set forth on Schedule 3.1 (the “Closing Payments”) and (ii) a discretionary bonus pool to the Company’s employees of up to $500,000 as directed by the Company (“Bonus Pool Payments”), in each case without interest and subject to any required withholding of Taxes. To the extent that amounts are withheld for Taxes, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of such Company Interest.

2.16 Closing Expenses. GSI shall pay or cause the Surviving Corporation to pay in cash on the Effective Date, from the Merger Consideration, (i) the legal fees of counsel to the Company and/or the Principal Stakeholder for services rendered in connection with this Agreement and the transactions contemplated hereby and any other amounts payable by Stakeholders pursuant to Section 14.3, (ii) reimbursement to GSI for one-half of the applicable filing fees with respect to the HSR Act and any other applicable anti-trust Laws for which the Company is responsible, and (iii) one-half of any transfer Taxes resulting from the transactions contemplated hereby (the “Closing Expenses”).

2.17 Reserve Amount. GSI shall pay or cause the Surviving Corporation to pay in cash on the Effective Date, from the Merger Consideration, the Reserve Amount to an account designated by the Stakeholder Representative.

2.18 Employment Taxes. Upon any payment of Merger Consideration, GSI shall be entitled to withhold from the Merger Consideration an amount equal to the amount of Employment Taxes payable by GSI or the Surviving Corporation or any of the Acquired Companies, as the case may be, arising from the payment of Merger Consideration to any holder of Company Stock, Options, Warrants or Company Interests.

SECTION 3. MERGER CONSIDERATION AND CLOSING STATEMENT

3.1 Merger Consideration. The total merger consideration from which Closing Payments, Closing Expenses and Employment Taxes are to be paid and into which all of the Company Stock, Options, Warrants and Company Interests shall be converted (the “Merger Consideration”) shall be equal to Ninety-Seven Million Five Hundred Thousand Dollars ($97,500,000), allocated as follows: (a) a cash payment in the amount of Eighty-Six Million Two Hundred and Fifty Thousand Dollars ($86,250,000) less an amount equal to the sum of (i) the Closing Payments payable upon Closing, (ii) the Bonus Pool Payments, (iii) Closing Expenses, (iv) the Reserve Amount and (v) Employment Taxes payable upon Closing (such net amount, the “Closing Cash Payment”); and (b) a cash payment (the “Escrow Funds”) in the amount of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) payable to Citibank, N.A., as escrow agent (the “Escrow Agent”) to be held and distributed by Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit 3.1 (the “Escrow Agreement”). The Stakeholder Representative has prepared Schedule 3.1 attached hereto (the “Allocation Schedule”) as a detailed preliminary allocation of the Merger Consideration contemplated by Section 2 and this Section 3 based on, among other things, certain assumptions concerning Options, Warrants, Closing Payments, Closing Expenses, Per Share Preference Amounts, Employment Taxes and other withholding Taxes as of the Closing Date. The Stakeholder Representative will provide a revised, final Allocation Schedule to GSI on the Closing Date (the “Final Allocation Schedule”). Anything in this Agreement to the contrary notwithstanding, except for indemnification claims, if any, payable by GSI under Section 13, the amounts payable under this Agreement for Company Stock, Company Interests, Options, Warrants, Employment Taxes, Dissenting Shares, Closing Payments and Closing Expenses shall not exceed $97,500,000.

3.2 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $500,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $100,000, but not exceeding $500,000, may be made by bank certified, treasurer’s or cashier’s check; and (d) any payment not exceeding $100,000 may be made by ordinary check.

3.3 Transmittal Letter. No payment of any portion of the Merger Consideration shall be paid to any Stakeholder who has not executed and delivered to GSI a Transmittal Letter pursuant to Section 10.2.1.

3.4 Provisions Relating to Escrow Account.

(a) Income, if any, resulting from the investment of the Escrow Funds shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Escrow Funds. Upon distribution of any amount from the Escrow Funds, the respective party to whom the amount is being distributed shall also receive all investment income attributable to such distributed amount.

(b) The parties hereto acknowledge and agree that the Escrow Funds shall be treated as an installment obligation for purposes of Section 453 of the Code, and a Stakeholder shall not be treated as having received any portion of the Escrow Funds until such amounts are actually released to such Stakeholder, and no party shall take any action or filing position inconsistent with such characterization. When the amounts are distributed to the parties hereunder, Stakeholder Representative and GSI will notify the Escrow Agent regarding the percentage of the distribution that should be reported as principal on IRS Form 1099-B and the amount that should be reported as imputed interest on IRS Form 1099-INT. The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, the Stakeholders shall take into account and report for Tax purposes all interest or other income earned from the investment of the Escrow Funds or any portion thereof in any Tax year until the distribution of the Escrow Funds (or portions thereof) is determined and thereafter to GSI and the Stakeholders in accordance with their respective interests in the Escrow Funds consistent with Proposed Treasury Regulation Section 1.468B-8, who shall take into account and report for Tax purposes all interest or other income earned from the investment of the Escrow Funds or any portion thereof in any Tax year. GSI and Stakeholder Representative shall use their respective commercially reasonable efforts to provide the Escrow Agent with a certified tax identification number for each of GSI and each Stakeholder by arranging for execution and return of a Form W-9 (or original Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date on which any such allocation is made. The parties hereto acknowledge that in the event that a Stakeholder’s or GSI’s tax identification numbers are not certified to the Escrow Agent, the Escrow Agent may be required to withhold a portion of any interest or other income earned on cash in the Escrow Funds. The Escrow Agent will be permitted to withhold and pay to the appropriate Taxing authority any amount of cash in the Escrow Funds that is required under applicable Tax law to be withheld and paid to the applicable Taxing authority.

(c) The parties hereto also acknowledge and agree that the Escrow Agent shall pay to the Stakeholders no later than the fifteenth (15th) day of the second (2nd) month after the close of any taxable year in which income is recorded an amount (the “Tax Distribution Amount”) equal to x where: (1) x = A x B; (2) A = the aggregate amount of net taxable income on the Escrow Funds for the taxable year allocated to the Stakeholders; and (3) B = forty percent (40%). Not later than the first (1st) day of the second (2nd) month after the close of any taxable year in which income is recorded, the Stakeholder Representative and GSI shall deliver a joint written notice to the Escrow Agent specifying, for purposes of this Section 3(c), the Tax Distribution Amount for such taxable year. All amounts payable to the Stakeholders under this Section 3(c) shall be paid prior to the release of any portion of the Escrow Funds to GSI hereunder, and all amounts payable to GSI under this Agreement shall be net of the amount of Tax Distributions to be made to the Stakeholders hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STAKEHOLDERS

Knowing that Newco is relying thereon, the Principal Stakeholders, jointly and severally, represent and warrant to GSI and Newco and covenant with GSI and Newco, as set forth below in this Section 4:

4.1 Organization.

(a) Each of the Acquired Companies is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Schedule 4.1. Company possesses the full corporate power and authority to enter into and perform its obligations under this Agreement. Each of the Acquired Companies possesses the full corporate power and authority: (i) to own, hold and use its Assets in the manner in which such Assets are currently owned, held and used and in the manner in which such Acquired Company proposed to own, hold and use such Assets, and (ii) to conduct its business as such business is currently being conducted and as such Acquired Company proposed to conduct such business. Each of the Acquired Companies is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law and the failure to be so qualified or registered would have a Material Adverse Effect. Each of the Acquired Companies is in good standing in each of the jurisdictions where it is required by law to be qualified or registered to do business except where the failure to qualify or register would not have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.1: (a) none of the Acquired Companies has any Subsidiaries or owns any securities or any other interest in any Person and (b) none of the Acquired Companies has ever acquired or succeeded to all or substantially all of the Assets or businesses of any other Person since the Formation Date.

(c) Schedule 4.1 sets forth, for each Acquired Company: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its directors and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business; (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such Acquired Company’s date of incorporation; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of incorporation. Except as set forth on Schedule 4.1, each Acquired Company has paid when due all applicable foreign, federal, state or local organization fees, qualification fees, annual report fees and filing fees required to be paid by it.

(d) Accurate and complete copies of the articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition or formation of each Acquired Company (or its affiliates or predecessors), have been delivered to GSI.

4.2 Authority; Non-Contravention.

(a) Company has the full right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all necessary corporate action, including all necessary board of directors approval and stockholder approval. Each Principal Stakeholder has the full right, power and authority and capacity to enter into, execute, deliver and perform all of his or its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which such Principal Stakeholder is or is to become a party. This Agreement has been duly and validly executed by the Company and each Principal Stakeholder and, assuming due authorization, execution and delivery by GSI and Newco, constitutes the legal, valid and binding agreement of Company and each Principal Stakeholder and is enforceable against each of them in accordance with its terms.

(b) Except as set forth on Schedule 4.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by Company and/or any of the Principal Stakeholders will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificate of incorporation, bylaws or other organizational documents of any of the Acquired Companies or any of the Principal Stakeholders that is an Entity, or (b) any resolution adopted by the stockholders, board of directors or any committees thereof of any of the Acquired Companies or any of the Principal Stakeholders that is an Entity;

(ii) contravene, conflict with or result in a violation of any Law or any Judgment to which any of the Acquired Companies or any Principal Stakeholder, or any of the Assets owned, held or used by any of the Acquired Companies, is subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of, or give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify, any Specified Contract (as defined in Section 4.15) or Contract to which any Principal Stakeholder or any of the Acquired Companies is a party or by which any Principal Stakeholder or any of the Acquired Companies is bound or to which any Assets of any Acquired Company are subject;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by any of the Acquired Companies; or

(vi) cause, or allow any Person to exercise a right to cause, the disclosure or delivery to any escrow holder or other Person of the source code for or relating to any past, present or future product of any of the Acquired Companies, or any portion or aspect of such source code, or any proprietary information or algorithm contained in or relating to any such source code.

(c) Except as set forth on Schedule 4.2, neither any Acquired Company nor any Principal Stakeholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.3 Capitalization

(a) Schedule 4.3(a) sets forth the authorized capital stock of the Company, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. With respect to the Company, Schedule 4.3(a) contains an accurate and complete list of: (i) the full legal names of all stockholders of the Company; as reflected in the books and records of the Company; and (ii) the numbers of shares and type of shares owned of record by such holders. Except as set forth on Schedule 4.3(a), with respect to each Stakeholder: (i) such Stakeholder is the holder and beneficial owner of the shares of the Company Stock set forth on Schedule 4.3(a) next to such Stakeholder’s name (the “Shares”) and has good and valid title to the Shares, free and clear of any Encumbrances; (ii) the Shares are the only shares of the capital stock of the Company held by such Stakeholder; (iii) each Principal Stakeholder has the ability to vote all of the Shares at any meeting of the stockholders of the Company, or by written consent in lieu of any such meeting; and (iv) each Principal Stakeholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares. Except for the Stakeholders and the other Persons listed on Schedule 4.3(a), there are no other record owners of any shares of the Company Stock or any other securities of the Company. Except for the shares listed on Schedule 4.3(a), there currently are no other issued or outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable with no liability attaching to the ownership thereof. Except as set forth on Schedule 4.3(a), there exists no right of first refusal or other preemptive right with respect to any of the capital stock or other securities of any Acquired Company or any business or Assets of any Acquired Company.

(b) The capital structure of each of the other Acquired Companies is set forth on Schedule 4.3(b). Except as set forth on Schedule 4.3(b), the Company is the sole record and beneficial owner of the shares of capital stock of each of the other Acquired

Companies and in possession of the stock certificates therefor, and the Company has good and marketable title to all such shares, free and clear of any Encumbrance. Except for the shares listed on Schedule 4.3(b) with respect to each of the Acquired Companies, there currently are no other issued or outstanding shares of capital stock or other securities. All of the issued and outstanding shares of capital stock of each of the Acquired Companies have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof.

(c) All offerings, sales and issuances by each of the Acquired Companies of any shares of capital stock or membership interests were conducted in compliance in all material respects with all applicable federal and state securities Laws and all applicable state corporation and applicable foreign Laws.

(d) Schedule 4.3(d) is an accurate and complete list of all outstanding subscriptions, options, calls, warrants or other rights (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, including the names of all of the holders of record, the number of options granted, the class of capital stock for which such option may be exercised, the exercise price, and whether or not such options will have vested as of the Effective Date. All options granted have been duly authorized. The Company has delivered to GSI complete and accurate copies of all options plans. Except as set forth on Schedule 4.3(d), there is no:

(i) outstanding option, put, call, warrant, subscriptions, stock appreciation right, phantom stock, or other Contract or Contract Rights (whether or not currently exercisable) relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock, or other securities of any of the Acquired Companies or any other Company Interests;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company;

(iii) Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities;

(iv) pending, previously asserted since the Formation Date or, to the Knowledge of Company, threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any shares of capital stock or any other securities of any Acquired Company; or

(v) to the Knowledge of Company, condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be entitled to acquire or receive any shares of capital stock or other securities of any Acquired Company.

(e) Except as set forth on Schedule 4.3(e), no Acquired Company has since the Formation Date repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by an Acquired Company were reacquired in compliance in all material respects with the applicable provisions of all applicable Contracts and Laws.

(f) The Final Allocation Schedule sets forth a true and correct allocation of the Merger Consideration payable to the holders of Company Stock, Options, Warrants and Company Interests under applicable Law, the Certificate of Incorporation, any Contracts to which any Acquired Company is a party or bound or any Contract Right held by any Person. No Person is entitled to any consideration in connection with the Merger and the other transactions contemplated hereby except as set forth in the Final Allocation Schedule.

(g) Upon consummation of the transactions contemplated hereby, all of the issued and outstanding capital stock of the Company will be transferred to GSI free and clear of any Encumbrances other than Encumbrances created by any GSI Company and other than the Encumbrance listed on Schedule 4.3(g).

(h) All Options, Warrants and Company Interests shall terminate or expire as of the Closing Date and the only right of the holders of any of the foregoing shall be to receive their applicable portion of the Merger Consideration, if any. Without limiting the generality of the foregoing, all Interests granted under the 2006 Management Incentive Plan shall expire as of the Closing Date and the holders thereof shall not be entitled to any payment of the Merger Consideration or otherwise.

4.4 Financial and Corporate Records.

(a) Except as set forth in Schedule 4.4, the books and records of each of the Acquired Companies are and, since January 1, 2002 have been, properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect in all material respects (i) all of the Assets and Obligations of each of the Acquired Companies and (ii) all of the Contracts and other transactions to which any of the Acquired Companies is or was a party or by which any of the Acquired Companies or the business or Assets of any of the Acquired Companies is or was affected.

(b) Accurate and complete copies of the contents of minute books and stock books maintained by each of the Acquired Companies have been delivered to GSI. Such minute books and stock books include (i) minutes of all meetings occurring after the Formation Date of such Acquired Company of the stockholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written statements of all material actions taken after the Formation Date of such Acquired Company by the stockholders, board of directors and any committees of the board of directors without a meeting, and (iii) accurate and complete records after the

Formation Date of such Acquired Company of the subscription, issuance, transfer and cancellation of all shares of capital stock and all other securities since the date of incorporation. To the Knowledge of Company, none of the stockholders, board of directors or any committee of the board of directors of any Acquired Company has taken any material action other than those actions reflected in the records referenced in clauses (i) and (ii) of the preceding sentence.

(c) Schedule 4.4 contains an accurate and complete list of all of the bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

4.5 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 4.5: (i) each of the Acquired Companies is in compliance with each Judgment and with each Law that is applicable to it or to the conduct of any of its businesses or the ownership, lease or use of any of its Assets; (ii) each of the Acquired Companies has at all times been in compliance with each Judgment or Law that is or was applicable to it or to the conduct of any of its businesses or the ownership, lease or use of any of its Assets; (iii) to the Knowledge of Company, no event has occurred, and no condition or circumstance exists, that would be reasonably likely (with or without notice or lapse of time) to constitute or result in a violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Judgment or Law; and (iv) none of the Acquired Companies has received, at any time since the Formation Date any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of such Acquired Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(b) Except as set forth on Schedule 4.5, each of the Acquired Companies has obtained and holds all Permits required for the lawful operation of its business as and where such business is presently conducted. All Permits held by any of the Acquired Companies are listed on Schedule 4.5, and accurate and complete copies of such Permits have been delivered or made available to GSI. Each Acquired Company has paid when due any occupation fee, assessment, sewer rent or other fee or charge of any nature required to be paid by it in connection with each such Permit.

4.6 Financial Statements.

(a) The current fiscal year of the Acquired Companies ends on December 31.

(b) The Company has delivered to GSI the following financial statements and, in the case of the audited statements, related notes (the “Financial Statements”): (i) the audited balance sheets of the Acquired Companies as of December 31, 2006 and December 31, 2005 and December 31, 2004, and the audited statements of income, stockholders’ equity and cash flows of the

Acquired Companies for the fiscal years ended December 31, 2006 and December 31, 2005 and December 31, 2004 (the “Audited Financial Statements”); (ii) the unaudited balance sheet of the Acquired Companies as of June 30, 2007 and the related unaudited statements of income, stockholders’ equity and cash flows of the Acquired Companies for the period ended June 30, 2007 (the “Unaudited Financial Statements”). The audited balance sheet of the Acquired Companies as of December 31, 2006 shall be referred to herein as the “Latest Balance Sheet” and December 31, 2006 shall be referred to herein as the “Latest Balance Sheet Date.”

(c) All of the Audited Financial Statements: (i) were prepared in accordance with GAAP; (ii) fairly present in all material respects the financial condition and results of operations of the Acquired Companies as of the dates and for the periods indicated; and (iii) were audited by McGladrey & Pullen, LLP whose reports thereon are without qualification or explanatory paragraphs. All of the Unaudited Financial Statements: (A) were prepared in accordance with GAAP except as described on Schedule 4.6(c), and all material adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made; and (B) fairly present in all material respects the financial condition and results of operations of the Acquired Companies as of the dates and for the periods indicated, subject in each case to annual year end audit adjustments which will not be material, individually or in the aggregate, and the absence of footnotes.

(d) The Company has delivered to GSI financial projections for its 2007 fiscal year dated July 23, 2007. Such projections were made in good faith, based on reasonable assumptions.

4.7 Assets.

(a) Schedule 4.7(a) contains an accurate and complete list of all Assets of each of the Acquired Companies as reflected on the June 30, 2007 Balance Sheet including (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (ii) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (iii) other current Assets, itemized by category and with appropriate explanation; (iv) Tangible Property, grouped as to type, physical location, showing cost, accumulated depreciation and net book value; and (v) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. Nothing in the list of Assets attached to Schedule 4.14(a) shall be deemed to modify or affect: (i) any provision in this Agreement, (ii) the Audited Financial Statements or the Unaudited Financial Statements or (iii) the disclosure set forth in the Schedules attached hereto.

(b) Schedule 4.7(a) accurately identifies all Assets that are being leased or licensed to each of the Acquired Companies.

(c) Except as set forth on Schedule 4.7(c), each of the Acquired Companies; (i) owns free and clear of any Encumbrances and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all right, title and interest in such Assets, free and clear of any Encumbrance and (ii) for the right to use all of its respective Assets that are purported to be leased by it, pursuant to valid and enforceable leases.

(d) Except for the Assets listed on Schedule 4.7(d), no other Assets are necessary to operate, or have been material to the operation of, the Company Business and such other businesses in which any of the Acquired Companies is engaged.

4.8 Obligations.

(a) Schedule 4.8 contains an accurate and complete list of all Obligations of each of the Acquired Companies reflected on June 30, 2007 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the June 30, 2007 Balance Sheet including (i) accounts payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by customer and time periods, and (iv) other current and long-term liabilities.

(b) None of the Acquired Companies has any Obligations other than (i) Obligations identified as such in the “liabilities” column on the June 30, 2007 Balance Sheet, (ii) Obligations set forth on Schedule 4.8, (iii) Obligations under Contracts of the type listed on Schedule 4.15, provided that no such Obligation consisted of or resulted from a default under or violation of any such Contract, and (iv) Obligations that were incurred since the June 30, 2007 Balance Sheet Date and which were not incurred in breach of any of the representations and warranties made in Section 4.9. Except as described on Schedule 4.8, none of the Obligations of any of the Acquired Companies are guaranteed by any Person (excluding another Acquired Company). Other than for the capitalized lease set forth on Schedule 4.8 , which Schedule will specify in detail the costs under such lease, none of the Acquired Companies has any borrowed indebtedness including, without limitation, capitalized leases.

4.9 Operations Since the Latest Balance Sheet Date. Except as set forth on Schedule 4.9, since the Latest Balance Sheet Date or such other date as expressly set forth in this Section 4.9:

(a) except in the ordinary course of its business consistent with its past practices, none of the Acquired Companies has: (i) incurred any Obligation; (ii) made any loan or advance to any Person; (iii) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (iv) committed for any capital expenditure; (v) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vi) waived or released any right or canceled or forgiven any debt or claim; (vii) discharged any Encumbrance or discharged or paid any indebtedness; (viii) assumed or entered into any Contract other than this Agreement; (ix) amended or terminated any Specified Contract (except that the Company is permitted to amend Hank Reeves’ current employment agreement to provide for payment of any severance/change of control payments to him upon consummation of the Closing, up to the amount set forth on Schedule 4.8); or (x) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives;

(b) even in the ordinary course of its businesses consistent with its past practices, none of the Acquired Companies has (i) incurred any Obligation (including any long-term Obligation), made any loan or advance to any Person, acquired, leased, licensed or disposed of any business or Assets, made any capital expenditure, entered into any Contract (other than customer or supplier contracts), or done any of the other things described in Section 4.9(a), involving an amount exceeding $75,000 in any single case or $250,000 in the aggregate for all of the Acquired Companies, (ii) incurred any borrowed indebtedness including, without limitation, any capitalized lease except as set forth on Schedule 4.8 or (iii) incurred any long-term Obligation in any amount that is required by GAAP to be set forth as a liability on the balance sheet of the Acquired Companies; and

(c) none of the Acquired Companies has: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) since May 31, 2007, declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of capital stock, other securities, Cash Assets or other Assets; (iii) since May 31, 2007, repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (iv) sold or otherwise issued any shares of capital stock or any other securities or any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security (except for issuances of Company Stock upon the valid conversion of Company Stock or the valid exercise of stock options); (v) amended its articles or certificate of incorporation, bylaws or other organizational documents; (vi) been a party to any merger, consolidation, business combination, recapitalization, reclassification of shares, share exchange, stock split, reverse stock split, division or combination of shares or similar transaction; (vii) accrued any deferred bonuses or compensation due to any stockholder, employee or agent of any of the Acquired Companies, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet; (viii) changed any of its methods of accounting or accounting practices in any respect; (ix) made any Tax election not reflected on a Tax return provided to GSI; (x) granted recognition to any labor organization, union, or other entity as a representative of its employees; (xi) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xii) except as set forth in Section 2.10, amended or waived any of its rights under any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modified any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or the Acquired Companies; or (xiii) formed any Subsidiary or directly or indirectly acquired any equity or other interest in, or make any other investment in or capital contribution to, any other Entity (other than an Acquired Company); and

(d) there has been no Material Adverse Effect and there has been no material loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance) of any of the Acquired Companies.

4.10 Accounts Receivable. All Accounts Receivable of the Acquired Companies, as set forth on Schedule 4.7, arose in the ordinary course of business consistent with past practices and are proper and valid Accounts Receivable, and can be collected by the Acquired Companies in full (without any counterclaim or setoff), subject to reserves for doubtful accounts. There are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of the Acquired Companies, in accordance with GAAP, with respect to each Acquired Company’s (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

4.11 Tangible Property. Each Acquired Company has good and marketable title to the Tangible Property owned by it, free and clear of any Encumbrances, except as set forth on Schedule 4.11. All of the Tangible Property of each Acquired Company is located at such Acquired Company’s offices or facilities, or each Acquired Company has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. Except as set forth on Schedule 4.11, all Tangible Property of each Acquired Company, wherever located, (a) is in suitable condition, ordinary wear and tear excepted, (b) is structurally sound and free of any material defect and deficiency, (c) complies in all material respects with, and is being operated and otherwise used in compliance in all material respects with, all applicable Laws, and (d) is sufficient for such Acquired Company’s operations and business as presently conducted.

4.12 Real Property.

(a) Set forth on Schedule 4.12, is an accurate and complete list of: (i) any Real Property currently owned, leased (either as landlord or tenant), subleased (either as sublandlord or subtenant) occupied, managed, operated or used by any of the Acquired Companies (“Current Company Real Property”), showing location, and in the case of leased property, the date of the lease and/or sublease and all amendments thereto, rental cost, commencement and expiration dates, renewal and extension options, security deposit amounts, expansion options, subleases and assignments, and landlord, tenant, sublandlord or subtenant, as applicable; and (ii) a list of any Real Property previously owned, leased (either as landlord or tenant), subleased (either as sublandlord or subtenant) occupied, managed, operated or used by any of the Acquired Companies or any of their predecessors (“Prior Company Real Property” and, together with the Current Company Real Property, the “Company Real Property”), showing location, method of disposition and any continuing Obligations with respect thereto; provided however, that only Prior Company Real Property since January 1, 2003 is required to be listed on Schedule 4.12. None of the Acquired Companies has any Obligations with respect to any Prior Company Real Property not adequately reserved in the Latest Balance Sheet. Except as set forth on Schedule 4.12, all Current Company Real Property is in suitable condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Acquired Companies. To the Knowledge of Company, except as set forth on Schedule 4.12, no Company Real Property, nor the occupancy, maintenance or use thereof, is or was in violation of, or breach or default under, any Contract or Law. No notice or, to the Knowledge of Company, threat from any landlord, tenant, sublandlord or subtenant, Governmental Body or other Person has been received by any Acquired Company or served in connection with any Company Real Property claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. To the Knowledge of Company, no Proceedings are pending which would affect the zoning, use or development of any Current Company Real Property. To the Knowledge of Company, no portion of Current Company Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any Governmental Body. All of the Current Company Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. Except as set forth on Schedule 4.12, all utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are public and are currently available to all Current Company Real Property at normal and customary rates, and are adequate to serve the Current Company Real Property for the Acquired Companies’ current use thereof. To the Knowledge of Company, no actions or omissions have been conducted by an Acquired Company that would result in a violation of Environmental Laws or that constitutes a violation of Environmental Law on any Real Property previously or currently leased or otherwise used by each of the Acquired Companies.

(b) To the Knowledge of Company, the Current Company Real Property (i) is not, nor at Closing, will be deemed part of a larger parcel of ground so as to require any form of subdivision approval; or (ii) subject to any understanding or unfulfilled commitment with, or to any unsatisfied conditions imposed by, any Governmental Body.

(c) To the Knowledge of Company: (i) the zoning classification of the Current Company Real Property and the construction, operation, and use of the Current Company Real Property is in compliance with all zoning, subdivision, land use, building, fire, safety and similar Laws, codes and regulations; (ii) the present uses of the Current Company Real Property are permitted as a matter of right, without the necessity of any variance or special exception and do not constitute non-conforming uses; and (iii) none of the buildings comprising the Current Company Real Property constitute non-conforming structures.

(d) There are no Proceedings pending nor, to the Knowledge of Company, threatened against or affecting the Current Company Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain Proceedings.

(e) To the Knowledge of Company, there are no assessments by any Governmental Body imposed, contemplated or confirmed and ratified against any of the Current Company Real Property for public or private improvements which are now or hereafter payable.

(f) To the Knowledge of Company, unqualified, permanent certificates of occupancy have been issued with respect to each location comprising the Current Company Real Property.

(g) Set forth on Schedule 4.12 is a list of all Company Current Real Property at which the Acquired Companies are currently conducting the Business, which Schedule shall be updated as of the Closing Date and delivered to GSI.

4.13 Environmental Matters. Each Acquired Company is and, since the Formation Date, has been in compliance with all applicable Environmental Laws in all material respects, including with respect to the handling, usage, storage and disposal of the Hazardous Substances set forth on Schedule 4.13. To the Knowledge of Company, any Person acquired by or merged or consolidated with any Acquired Company was in compliance with Environmental Laws in all material respects at the time of closing, which compliance includes, without limitation, the possession by each of the Acquired Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance by each of the Acquired Companies with the terms and conditions of such permits and authorizations and applicable Environmental Laws and the provisions of all Contracts pertaining to compliance with Environmental Laws. Except as set forth on Schedule 4.13, neither any Acquired Company nor any of its Representatives has placed or caused to be placed, and to the Knowledge of Company, there were not and are not, any Hazardous Substances in, on, under or migrating from or onto any Company Real Property.

4.14 Software and Other Intangibles.

(a) Schedule 4.14 contains an accurate and complete list and description of all Company Intangibles consisting of trademark applications and registrations, patents and patent applications, registered copyrights and copyright applications and Software, in each case whether and the precise extent to which any of the Acquired Companies owns such Company Intangibles, and, in the case of Software (other than Off-the-Shelf Software), a product description thereof, the language in which it is written, and the type of hardware platform(s) on which it runs, and in the case of third-party Software or other Software not owned by any of the Acquired Companies, the number of user licenses held by the Companies. Except as set forth on Schedule 4.14, no other Software or Intangibles are used to operate the Company Business.

(b) Except as set forth on Schedule 4.14, each Acquired Company has good and valid title to, and has the full right to use, all of the Software and Intangibles owned, purported to be owned, developed or designed, or under development or design by such Acquired Company (“Owned Software and Intangibles”) and the full right to use all other Software and Intangibles held or used by such Acquired Company (including Intangibles that appear on any Company Web Sites (as defined in Section 4.14(l)) or in their catalogs, brochures and other marketing materials) (“Licensed Software and Intangibles”), in each case free and clear of any Encumbrance. Except as set forth on Schedule 4.14, no rights of any third party are necessary to market, license, sell, modify, update, and/or create derivative works for the Owned Software and Intangibles or, additionally except to the extent set forth in any Specified Contract, the Licensed Software and Intangibles. No Intangibles other than Owned Software and Intangibles and Licensed Software and Intangibles are necessary or used to conduct the Company Business. Except for Off the Shelf Software or as set forth on Schedule 4.14, none of the Owned Software and Intangibles and Licensed Software and Intangibles requires the Consent of any Person (including notice to any Person) in connection with the execution and delivery of this Agreement and the performance of the Merger and the other transactions contemplated hereby.

(c) Except as set forth on Schedule 4.14, all of the Owned Software and Intangibles were created as a work for hire (as defined under U.S. copyright law) by regular full time employees of the Acquired Companies or, to the extent that any author, contributor, or developer of the Owned Software and Intangibles was not a regular full-time employee of an Acquired Company at the time such person authored, contributed to, or developed any Owned Software and Intangibles, or did not author, contribute to, or develop such Owned Software and Intangibles in the course and scope of his or her employment with an Acquired Company, such author, contributor, or developer has irrevocably assigned to the Acquired Companies in writing all Intellectual Property Rights and other proprietary rights in such Person’s work with respect to such Owned Software and Intangibles. All of the other Software used by the Acquired Companies has been properly licensed (including with respect to the number of users) and all related fees have been paid. Except as set forth on Schedule 4.14, there are no annual license fees, maintenance fees and any other fees or costs associated with either the Owned Software and Intangibles or the Licensed Software and Intangibles.

(d) With respect to any Software included in the Owned Software and Intangibles and Software embedded or otherwise included in any Owned Software or necessary to provide any products or services as part of the Company Business (the “Embedded Software”), (i) Acquired Companies maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases and versions thereof and for all earlier releases or versions thereof currently being supported by them; (ii) in each case, the machine-readable copy conforms to the corresponding source code listing; (iii) it is written in the language set forth on Schedule 4.14 for use on the hardware set forth on Schedule 4.14 with standard operating systems; (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; (v) in each case, it operates in accordance with the user manual therefor without material operating defects; and (vi) except as set forth on Schedule 4.14, none of the Company’s services or products or Company Intangibles is or contains, uses, includes, is based upon, is integrated or bundled with, is derived from, or incorporates (A) any version of any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), public software, or via similar licensing or distribution models (including GNU’s General Public License or Lesser/Library GPL, the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), or the Sun Industry Standards License (SISL), (B) any version of any software that requires as a condition of use, modification or distribution that other software distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge, or (C) any version of any software the design or development of which was funded in whole or in part by any Government Body.

(e) None of the Owned Software and Intangibles (including any images, phrases or other writings incorporated into or included with or on any product of any of the Acquired Companies or included or shown on any Company Web Site, print catalog or other marketing materials (collectively, “Product Images”) and, to the Knowledge of Company, none of the other Software or Intangibles (including any Product Images) held or used by the Acquired Companies or their respective past or current uses, has misappropriated, violated, interfered with, or infringed upon, or is misappropriating, violating, interfering with, or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. None of the Owned Software and Intangibles (including any Product Images) and, to the Knowledge of Company, none of the other Software or Intangibles (including any Product Images) held or used by the Acquired Companies, is subject to any Judgment. Except as set forth on Schedule 4.14, no Proceeding is pending or, to the Knowledge of Company, is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Acquired Companies of any of the Owned Software and Intangibles (including any Product Images) or the other Software and Intangibles (including any Product Images) held or used by the Acquired Companies. To the Knowledge of Company, no Person is misappropriating, violating, interfering with, or infringing upon, or has misappropriated, violated, interfered with, or infringed upon at any time, any of the Owned Software and Intangibles (including any Product Images).

(f) The Acquired Companies have adequately maintained all trade secrets and copyrights and other Intellectual Property Rights with respect to the Software and Intangibles (including any Product Images) owned, held, or used by any of the Acquired Companies. Except as set forth on Schedule 4.14, the Acquired Companies have not disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, and has taken all reasonable precautions to prevent the disclosure of the object code or the source code (or any aspect or portion thereof) for or relating to any Software. The trade secrets included in the Company Intangibles are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Acquired Companies) or to the detriment of the Company Business. All necessary registration, maintenance and renewal fees currently due in connection with such Intangibles have been made, all formal legal requirements (including the timely post-registration applications) have been met, and all necessary documents, recordations and certificates in connection with such Intangibles have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining all Intellectual Property Rights in such Intangibles.

(g) None of the Owned Software and Intangibles listed or required to be listed on Schedule 4.14 is owned by or registered in the name of any Person, other than one of the Acquired Companies, nor does any Person, other than one of the Acquired Companies, have any interest therein or right thereto, including the right to royalty payments.

(h) Except with respect to demonstration or trial copies, no portion of any Owned Software and Intangibles currently used in the Company Business or, to the Knowledge of Company, any other Company Intangible, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that do or that are designed to permit unauthorized access or to damage, interfere with, intercept, disable or erase software, hardware, or data without the consent of the user.

(i) Set forth on Schedule 4.14 are all Internet domain names related to or currently used or held for use in connection with the Company Business or licensed to or registered by any of the Acquired Companies (“Domain Names”). One of the Acquired Companies is the registrant of all Domain Names, and all registrations of Domain Names are in good standing until such dates as set forth on Schedule 4.14. No action has been taken by any Acquired Company or, to the Knowledge of Company, by any other Person to challenge rights to, suspend, cancel or disable any Domain Name, any registration therefor, or the right of the Acquired Companies to hold or use a Domain Name. The Acquired Companies have all right, title and interest in and to, and rights to the Domain Names on the Internet.

(j) There is no governmental prohibition or restriction on the use of any of the Company Intangibles in any jurisdiction in which the Acquired Companies conduct business or in which any of the Acquired Companies’ products or services are made available or used or on the export or import of any of the Company Intangibles from or to any jurisdiction in which any of the Acquired Companies conduct business or into or from which any of the Company Intangibles are imported or exported.

(k) Except as disclosed on Schedule 4.14, the Acquired Companies are the sole owners of, and have good and marketable title to, and all right, title and interest in and to all databases (including mailing lists and customer lists) currently held or used in the Company Business. Except as specified on Schedule 4.14, no Person other than the Acquired Companies has any right or interest of any kind or nature in or to such databases. To the Knowledge of Company, no Person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the Acquired Companies in or to such databases; or (ii) is breaching or has breached at any time any duty or obligation owed to the Acquired Companies in respect of such databases. To the Knowledge of the Company, neither the past nor current use of any such database or the information contained therein in the Company Business (i) has violated or infringed upon, or is violating or infringing upon, the rights of any Person; or (ii) breaches any duty or obligation owed to any Person; or (iii) violates the privacy or any Law relating to the privacy of any Person.

(l) The Acquired Companies maintain in connection with their operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of one or more of the Acquired Companies in connection with or related to the Company Business (“Company Web Sites”). At all times during the Web or Internet operations, activity, conduct, or business of the Acquired Companies, the privacy statement or policy of each of the Acquired Companies has been conspicuously made available to users of Company Web Sites. Such statement or policy, along with the collection, maintenance, and use of user data and information and transfer thereof by the Acquired Companies to GSI and Newco under this Agreement, complies in all respects with all applicable Laws, including without limitation Laws of the U.S. Federal Trade Commission. A true and correct copy, and the effective date, of each privacy statement or policy of each Acquired Company is attached to Schedule 4.14, Except as set forth on Schedule 4.14, no Acquired Company has collected, maintained or used or collects, maintains or uses data and information collected from users of Company Web Sites other than in accordance with the terms of the privacy statement or policy of such Acquired Company.

4.15 Contracts.

(a) Schedule 4.15 contains an accurate and complete list of all of the following types of Contracts to which any Acquired Company is a party or by which any Acquired Company is bound (collectively, the “Specified Contracts”): (i) customer Contracts (but excluding customer Contracts which year-to-date account for revenues through June 30, 2007 of less than $15,000 so long as the aggregate revenues for all such customer Contracts does not exceed $50,000 for such period); (ii) any Contracts relating to or evidencing any strategic alliance between any of the Acquired Companies and any third party; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property (including service Contracts) owned or used by any Acquired Company;

(iv) loan agreements, mortgages, notes, guarantees and other financing Contracts; (v) Contracts for the purchase, lease, support and/or maintenance of computer equipment and other equipment and which require payment by any party in excess of $50,000 per year (or $100,000 per year for any series of related Contracts); (vi) Contracts for the purchase, license, distribution, support, lease and/or maintenance of Software or Intangibles under which any Acquired Company is the purchaser, licensee, lessee or user and other supplier Contracts; (vii) employment (including offer letters), severance, consulting, independent contractor and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.17, and excluding oral Contracts with employees for “at will” employment terminable without penalty); (viii) Contracts under which any rights in and/or ownership of any part of the customer base, business or Assets of any Acquired Company, or any shares or other ownership interests in any Acquired Company (or any of its predecessors) were obtained or acquired; (ix) Contracts containing clauses that prohibit or restrict any Acquired Company from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting any Acquired Company from engaging in any business or disclosing any information in its possession; (x) any Contract that has a term of more than 60 days and that may not be terminated by the Acquired Company party thereto (without penalty) within 60 days after the delivery of a termination notice by such Acquired Company; (xi) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate (or $100,000 in the aggregate for any series of related Contracts), or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate (or $100,000 in the aggregate for any series of related Contracts); (xii) any Contract that could reasonably be expected to have a Material Adverse Effect; (xiii) any settlement Contract or release; (xiv) any Contract with a Principal Stakeholder and (xv) other Contracts material to the Company Business (excluding Contracts which constitute Insurance Policies listed on Schedule 4.21). A description of each oral Specified Contract is included on Schedule 4.15, and true and correct copies of each written Specified Contract have been delivered to GSI, except Specified Contracts with customers have been made available to GSI.

(b) Except as set forth on Schedule 4.15, each Specified Contract is valid and in full force and effect, and is enforceable by the Acquired Company that is a party thereto in accordance with its terms.

(c) Except as set forth on Schedule 4.15: (i) no Acquired Company, and to the Knowledge of Company, no Person has violated, breached, or declared or committed any material default under, any Specified Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Specified Contract, (B) give any Person the right to declare a default or exercise any remedy under any Specified Contract, (C) give any Person the right to accelerate the maturity or performance of any Specified Contract, (D) give the Acquired Company that is a party thereto or any other Person, the right to cancel, terminate or modify any Specified Contract, or (E) give any Person any right to be indemnified, defended, released, or held harmless under any Specified Contract; (iii) none of the Acquired Companies has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract which would give any Person the right to terminate the Specified Contract; and (iv) none of the Acquired Companies has waived any of its material rights under any Specified Contract.

(d) The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law applicable to the Acquired Companies on or prior to the Closing Date.

(e) Except as set forth on Schedule 4.15, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Acquired Companies under any Specified Contract or any other term or provision of any Specified Contract.

(f) The Specified Contracts are all the Contracts necessary and sufficient to operate the Company Business. Except as set forth on Schedule 4.15, there are no currently outstanding proposals or offers submitted by any Acquired Company to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such Acquired Company involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $100,000.

4.16 Employees and Independent Contractors.

(a) Schedule 4.16 contains an accurate and complete list of all of the employees of each of the Acquired Companies (including any employee who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their employment location; (iii) their dates of hire; (iv) their current salaries or wages and all material bonuses, commissions and incentives paid at any time during the past twelve (12) months; (v) their last compensation changes and the dates on which such changes were made; (vi) any specific bonus, commission or incentive plans or agreements for or with them; (vii) each Employee Benefit Plan in which they participate; (viii) any Permit that is held by them and that relates to or is useful in connection with any part of the Company; (ix) whether they are classified as “exempt” or “non-exempt” from overtime pay; and (x) any outstanding loans or advances made to them and the repayment terms.

(b) Schedule 4.16 contains a list of the names, locations, and termination dates of all employees separated from their employment with any Acquired Company during the ninety (90) day period prior to the date hereof (which list shall be updated at Closing to include the period from the date of this Agreement to the Closing Date). Except as set forth on Schedule 4.16, during the ninety (90) day period prior to the date hereof (which list shall be updated at Closing to include the period from the date of this Agreement to the Closing Date), the Acquired Companies have not had an “employment loss” within the meaning of the WARN Act or any similar Law. All terminations of employees were effected in compliance with WARN and other applicable Laws.

(c) Schedule 4.16 also contains an accurate and complete list of all sales representatives, consultants and independent contractors engaged by the Acquired Companies and (i) their state or country of residence; (ii) their payment arrangements (if not set forth in a Specified Contract listed or described on Schedule 4.15); (iii) a brief description of their jobs or projects currently in progress; and (iv) material Contract terms, including termination provisions.

(d) Except as limited by the specific and express terms of any employment Contracts listed on Schedule 4.15 and except for any limitations of general application which may be imposed under applicable employment Laws, each Acquired Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its sales representatives, consultants and independent contractors, in each case without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such Acquired Company’s severance pay policy described in Schedule 4.17(f).

(e) Each Acquired Company is in compliance in all material respects with all Laws relating to labor, compensation, employee benefits, leave of absence, non-discrimination, health and safety, and employment practices. Company has delivered to GSI accurate and complete copies of all employee manuals and handbooks, policy statements and other materials relating to the employment of the current and former employees of each Acquired Company.

(f) No Acquired Company has ever been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any Acquired Company. No employee of any Acquired Company is represented by a union or labor organization or subject to a collective bargaining agreement.

(g) There is not presently pending or existing, and to the Knowledge of Company, there is not threatened, any organizing effort, question concerning representation, or application for certification or decertification of a collective bargaining agent.

(h) Since the Formation Date of each of the Acquired Companies, none of the Acquired Companies has experienced any labor problem that was or is material to it.

(i) No officer of any Acquired Company: (i) to the Knowledge of the Company, has received an offer to join a business that may be competitive with any Acquired Company or the Company Business and (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such officer of any of his duties or responsibilities as an employee of such Acquired Company, or (B) any of the businesses or operations of any Acquired Company.

(j) Except as set forth on Schedule 4.16, without limiting anything else in this Agreement, since the Formation Date of such Acquired Company, each Acquired Company’s current and past consultants and contractors have signed agreements with such Acquired Company containing restrictions that adequately protect the proprietary and confidential information of the Acquired Companies and vests in such Acquired Company the full ownership of items developed by such Person.

(k) Except as set forth on Schedule 4.16, since January 1, 2006 , no employee of any Acquired Company having an annual salary of $50,000 or more has indicated an intention to terminate or has terminated his or her employment with such Acquired Company.

(l) All open workers compensation claims as of June 30, 2007 have been properly reserved on the June 30, 2007 balance sheet of the Company. A true, correct and complete copy of the loss runs dated as of June 3, 2007 is attached to Schedule 4.16.

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) contains an accurate and complete list and description of all of the Employee Benefit Plans which any Acquired Company sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of any Acquired Company and/or present or former employee of its ERISA Affiliates (referred to collectively as the “Company Employee Benefit Plans” and individually as a “Company Employee Benefit Plan”). Accurate and complete copies of all of the Company Employee Benefit Plans have been provided to GSI as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to a Company Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), summary plan descriptions, service agreements, stop loss insurance policies, and all material related contracts and documents (including, but not limited to, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. None of the Company Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of the Company Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). None of the Company Employee Benefit Plans provides a self-insured benefit. No employer, other than the Acquired Companies, is permitted to participate or participates in the Company Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Company Employee Benefit Plans. None of the Company Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by the terms of any employment Contracts listed on Schedule 4.15 and designated with an asterisk or other clear designation to identify the applicable items thereon, Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.

(b) Except as set forth on Schedule 4.17(b), no Acquired Company has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (iii) proposed any changes to any of the Company Employee Benefit Plans now in effect. Except as set forth on Schedule 4.17(b), each of the Company Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which any Acquired Company is an insured party and, to the Knowledge of Company, no facts exist which could form the basis for any denial of coverage under such policy.

(c) With respect to the Company Employee Benefit Plans, each Acquired Company will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with

GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date. There has not been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

(d) Company has delivered to GSI an accurate and complete copy of the most recently filed Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to each of the Company Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Company Employee Benefit Plans and such forms are attached as Schedule 4.17(d).

(e) All of the Company Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of the Company Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. To the Knowledge of Company, no reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. Each Acquired Company and all fiduciaries of the Company Employee Benefit Plans have complied in all material respects with the provisions of the Company Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this transaction) of any of the Company Employee Benefit Plans. There would be no Obligation of any Acquired Company under Title IV of ERISA if any of the Company Employee Benefit Plans were terminated as of the Closing Date. No Acquired Company has incurred any withdrawal liability, nor does any Acquired Company have any contingent withdrawal liability, under ERISA, to any Multiemployer Plan (as defined in ERISA). No Acquired Company has incurred any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). None of the Company Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of the Company Employee Benefit Plans. No Acquired Company has incurred, nor will incur, any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from any of the Company Employee Benefit Plans, with respect to any matter arising on or before the Closing Date.

(f) Except as set forth on Schedule 4.17(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any Acquired Company under any of the Company Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Company Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims which may include claims related to qualified domestic relations orders), and, to the Knowledge of Company, there are no facts which could reasonably be expected to form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of the Company Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the Knowledge of Company, there are no facts which could reasonably be expected to form the basis for any such investigation or audit.

(h) Each Acquired Company can terminate each of the Company Employee Benefit Plans without further liability to the Acquired Companies. No action or omission of any Acquired Company or any director, officer, or agent thereof in any way restricts, impairs or prohibits any Acquired Company, or any successor, from amending, merging, or terminating any of the Company Employee Benefit Plans in accordance with the express terms of any such plan and applicable law.

(i) Except as set forth on Schedule 4.17(i), no event has occurred nor will occur which will result in any Acquired Company having an Obligation in connection with any of the Employee Benefit Plans of any ERISA Affiliate.

(j) None of the Acquired Companies has any Obligation with respect to any Employee Benefit Plan of any ERISA Affiliate. No Employee Benefit Plan of any ERISA Affiliate provides any benefit to any employee or any former employee of any Acquired Company.

4.18 Customers, Prospects and Suppliers. Schedule 4.18 contains an accurate and complete list of all current customers, prospects and suppliers of each of the Acquired Companies. Except as set forth on Schedule 4.18, since January 1, 2007, to the Knowledge of Company, none of the customers or suppliers of any Acquired Company has given notice or otherwise indicated to any Acquired Company that (i) it will or intends to terminate or not renew its Contract with the Acquired Companies before the scheduled expiration date, (ii) it will or intends to otherwise terminate its relationship with the Acquired Companies, or (iii) it will or intends to otherwise reduce the volume of business transacted with the Acquired Companies below historical levels. Except as set forth on Schedule 4.18, no customer of any Acquired Company listed on Schedule 4.18 has indicated an intention to terminate or has terminated its Contract with the applicable Acquired Company.

4.19 Taxes.

(a) Schedule 4.19 contains an accurate and complete list of all Tax Returns with respect to the Acquired Companies’ last three fiscal years. Accurate and complete copies of all federal, state, local and foreign income, sales and use Tax Returns filed by each of the Acquired Companies with respect to their last three fiscal years have been provided or made available to GSI, and accurate and complete copies of all such other Tax Returns are attached to Schedule 4.19.

(b) Except as set forth on Schedule 4.19: (i) each of the Acquired Companies has properly and timely filed (including extensions) all Tax Returns required to be filed by it, all of which were accurately prepared and completed in full compliance with all Laws in all material respects as of the time such Tax Returns were filed; (ii) each of the Acquired Companies has paid when due or properly and fully accrued for all Taxes required to be paid by it (whether or not shown on a Tax Return); (iii) no audit of any of the Acquired Companies by any Governmental Body has been conducted during the last two fiscal years, is currently pending or, to the Knowledge of Company, is threatened; (iv) no written notice of any proposed Tax audit, or of any Tax deficiency or adjustment has been received during the last three fiscal years by any of the Acquired Companies; (v) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any of the Acquired Companies; (vi) the Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP; (vii) since the Latest Balance Sheet Date, none of the Acquired Companies has incurred any liabilities for Taxes except in the ordinary course of business consistent with past practices; (viii) no Proceeding is pending or, to the Knowledge of Company, has been threatened, and no claim, to the Knowledge of Company, has been asserted during the last three fiscal years against or with respect to any of the Acquired Companies in respect of any Tax; and (ix) to the Knowledge of Company, no claim has been made during the last three fiscal years by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that any of the Acquired Companies may be subject to Tax in such jurisdiction.

(c) Except as set forth on Schedule 4.19, the Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d) Except as set forth on Schedule 4.19, there is no Contract covering any employee or former employee of any of the Acquired Companies that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162[(m)] of the Code or any corresponding provisions of state, local or foreign income Tax Law.

(e) None of the Acquired Companies (i) is, or has it ever been, a party to any Tax allocation or sharing agreement; (ii) has ever been a member of an Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign income Tax Law) filing a consolidated Tax Return (other than the Affiliated Group of which the Company is the parent); or (iii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law).

(f) None of the Acquired Companies has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign income Tax Law) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign income Tax Law) within the two-year period ending as of the date of this Agreement.

(g) Except as provided for on Schedule 4.19, the Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law); (iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transactions or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law).

(h) None of the Acquired Companies is subject to any private letter ruling issued by the Internal Revenue Service or comparable ruling of a Governmental Body responsible for Tax.

(i) Notwithstanding any provision in this Agreement to the contrary, (i) no representation or warranty or indemnification is made with respect to the amount, availability, expiration, limitation or reduction of any net operating losses, or of any deductions for payment of Merger Consideration, of any Acquired Company from and after the Closing Date, and (ii) the only representations and warranties made by the Principal Stakeholders with respect to all matters relating to Taxes shall be the representations and warranties set forth in the last sentence of Sections 4.5(b),and in Section 4.17 and this Section 4.19.

(j) Each Acquired Company has operated all of their nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) in good faith compliance with Section 409A of the Code, Treasury Regulations thereunder and Internal Revenue Service guidance related thereto such that no Person is subject to Tax pursuant to Section 409A(a)(1)(A)-(B) of the Code for any period ending on or before the Closing Date. No Acquired Company is a party to, or otherwise obligated under any contract, agreement, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(A)-(B) of the Code. No Acquired Company has any Obligation under applicable Law, Contract or otherwise to indemnify any Person or “gross-up” the compensation of any Person by reason of the imposition of income or excise Taxes upon such Person pursuant to Section 280(g) of the Code.

4.20 Proceedings and Judgments.

(a) Except as set forth on Schedule 4.20: (i) no Proceeding is currently pending or, to the Knowledge of Company, threatened, nor has any Proceeding occurred or been pending at any time since the Formation Date (provided, however, with respect to Equal Employment Opportunity Commission Claims only during the prior two year period) of such Acquired Company, to which any Acquired Company is or was a party; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since the Formation Date of such Acquired Company against each of the Acquired Companies; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, unfair labor practice, OSHA complaint or other claim of any nature has been asserted or, to the Knowledge of Company, threatened by or against any Acquired Company at any time since the Formation Date of such Acquired Company, and to the Knowledge of the Company, there is no basis for any such claim. Except as set forth on Schedule 4.20, to the Knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any Proceeding described in this Section 4.20(a).

(b) As to each matter described on Schedule 4.20, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to GSI.

(c) No officer or, to the Knowledge of Company, employee of any Acquired Company is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of any Acquired Company.

4.21 Insurance. Schedule 4.21 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute any Company Employee Benefit Plans described on Schedule 4.17) currently owned or maintained by each of the Acquired Companies and all liability and errors and omissions Insurance Policies owned or maintained by any of the Acquired Companies and its predecessors (if any) at any time since January 1, 2003. Except as indicated on Schedule 4.21, all such Insurance Policies are on an “occurrence” rather than a “claims made” basis. Except as set forth on Schedule 4.21, accurate and complete copies of all Insurance Policies described or required to be described on Schedule 4.21 have been delivered to GSI. Each such Insurance Policy is in full force and effect; none of the Acquired Companies has received notice of cancellation with respect to any such Insurance Policy; and, to the Knowledge of Company, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 4.21, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.21 or any Insurance Policy previously owned or maintained by any of the Acquired Companies.

4.22 Questionable Payments. To the Knowledge of the Company, neither any Acquired Company, nor any Stakeholder, nor any of the current or former stockholders, directors, executives, officers, representatives, agents or employees of any Acquired Company (when acting in such capacity or otherwise on behalf of any Acquired Company or any of its predecessors), directly or indirectly: (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any fund of corporate monies or other Assets that is unlawful or that has not been recorded in the books and records of the Acquired Companies; (e) has made at any time any false or fictitious entries on the books and records of any Acquired Company; (f) made any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or service that is a violation of Law and that was made (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or (iv) in violation of any Law, or (g) has made any favor or gift in excess of $10,000 individually or $50,000 in the aggregate for all Acquired Companies that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any Acquired Company.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23 and except for any employment Contracts listed on Schedule 4.15, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Acquired Companies and any current or former stockholder, director, officer or affiliate of any Acquired Companies (or any of its predecessors).

4.24 Brokerage Fees. No Person acting on behalf of any Principal Stakeholder or any of the Acquired Companies is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

4.25 Acquisition Proposals. Except as set forth on Schedule 4.25, since January 1, 2004, neither any Acquired Company nor any Principal Stakeholder has, directly or indirectly, discussed, negotiated, or consummated with any Person (other than its employees, consultants, representatives, and professional advisors) any transaction involving the issuance, sale, exchange, or other disposition of more than 50% of the capital stock of such Company or the sale, exchange or other disposition of substantially all of the assets of the Acquired Companies.

4.26 National Security Matters. Each Acquired Company:

(a) does not have and, within the past three years, has not had any contract with any Governmental Body of the United States with, to the Knowledge of Company, national defense responsibilities, including any component of the Department of Defense;

(b) to the Knowledge of Company, does not have and within the past five years has not had, any contract with any Governmental Body of the United States involving any information, technology or data which is classified under Executive Order 12356 of April 2, 1982 or Executive Order 12958 of April 17, 1995;

(c) is not a supplier to any of the military services of the United States or the Department of Defense of any products or services (including research and development) as a prime contractor or a first tier subcontractor or, to the Knowledge of Company, a subcontractor at any level or a seller to any such prime contractor or subcontractor;

(d) does not have technology which, to the Knowledge of Company, has military applications;

(e) does not produce and export commodities or technology (including, but not limited to, technical data) that (i) require an export license issued by the U.S. Department of Commerce (except by reason of a potential recipient’s inclusion on either the Denied Persons list or the Specially Designated Nationals and Blocked Persons list, Supplements No. 2 and 3 to Section 764 of the U.S. Export Administration Regulations) or (ii) is covered by License Exception TSR of the U.S. Export Administration Regulations (15 C.F.R. Parts 730-744);

(f) does not produce defense articles or technical data or defense services subject to the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); or

(g) does not have any other contract with any Governmental Body of the United States that could reasonably be expected to raise national security concerns if the Company Business were transferred to GSI.

4.27 Controls and Procedures.

(a) The Acquired Companies currently have in place internal controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with authorization of management and the advisors of the Acquired Companies, as applicable; and (c) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the Acquired Companies’ financial statements. The Company’s independent public accountants have not provided to the Company any reports identifying any “material weakness” or “significant deficiency” in the Acquired Companies’ internal controls under standards established by the Public Company Accounting Oversight Board.

(b) The Company has previously provided to GSI a true, correct and complete copy of the report resulting from the SAS 70 audit performed by the Company’s independent public accountants for the period January 1, 2006 through December 21, 2006. Since the date of such report, no event has occurred, and the Company is not aware of any facts or circumstances which are likely to occur, which would adversely affect or alter in any material respect the conclusions set forth in such SAS 70 audit report. In addition, the 2007 SAS statement for the Company will be similar in scope and time frame as the Company’s 2006 SAS 70 and the Company reasonably expects its 2007 SAS 70 will be completed by year end with an unqualified opinion.

4.28 Full Disclosure. No representation or warranty made by Company or any Principal Stakeholder in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading. The copies of documents attached as Schedules to this Agreement or otherwise delivered or made available to GSI in connection with the transactions contemplated hereby, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to GSI’s understanding thereof in any material respect. There is no fact that has not been disclosed to GSI in this Agreement, the Schedules and Exhibits to this Agreement or otherwise in writing, that had or has or, so far as any Principal Stakeholder and any Acquired Company can reasonably foresee, will have a Material Adverse Effect.

SECTION 5. REPRESENTATIONS OF GSI AND NEWCO

Knowing that the Principal Stakeholders rely thereon, each of GSI and Newco jointly and severally represent and warrant to the Stakeholders, and covenants with the Principal Stakeholders, as follows:

5.1 Organization. GSI and Newco each is a corporation that is duly organized, validly existing and in good standing under the Laws of Delaware. GSI and Newco each possesses the full corporate power and authority to enter into and perform its obligations under this Agreement. All of the issued and outstanding shares of capital stock of Newco are owned by a wholly-owned Subsidiary of GSI.

5.2 Agreement. Each of GSI and Newco has the full right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by GSI and Newco, (a) have been duly authorized by all necessary corporate actions by its respective board of directors and stockholders, if required; (b) do not constitute a violation of or default under its respective certificate of incorporation or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which GSI or Newco is a party or by which GSI or Newco is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of GSI and Newco, enforceable against each of them in accordance with its terms.

5.3 Absence of Litigation. No Proceeding is pending or, to the knowledge of GSI, threatened against GSI or Newco that seeks to prevent the consummation of the transactions contemplated hereby or that would have a material adverse effect on the ability of GSI or Newco to enter into this Agreement and consummate the transactions contemplated hereby.

5.4 Ability to Pay Purchase Price. Newco has, or will have at the Closing, sufficient liquid cash funds available to pay the Merger Consideration. GSI is able to pay its debts generally as they become due and is solvent and will not be rendered insolvent as a result of the transactions contemplated hereby.

5.5 Brokerage Fees. GSI shall pay any brokerage or finder’s fee of any Person acting on behalf of GSI or Newco in connection with the transactions contemplated by this Agreement.

SECTION 6. CERTAIN OBLIGATIONS OF COMPANY AND PRINCIPAL STAKEHOLDERS PENDING CLOSING

6.1 Conduct of the Acquired Companies’ Business. Between the date of this Agreement and the Closing Date, without the prior written consent of GSI:

(a) each of the Acquired Companies shall, and the Principal Stakeholders shall cause each of the Acquired Companies to: (i) conduct its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance in all material respects with all applicable Laws, Permits and Specified Contracts; (ii) use its reasonable best efforts to preserve its current business organization, keep available the services of its current officers and employees and maintain its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Companies; (iii) keep in full force all Insurance Policies (subject to Section 6.13); (iv) maintain the Current Company Real Property and Tangible Property in its current condition and repair; and (v) notify Newco of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) except in the ordinary course of its business consistent with its past practices, none of the Acquired Companies shall, and the Principal Stakeholders shall not permit any of the Acquired Companies to: (i) incur any Obligation; (ii) make any loan or advance to any Person; (iii) assume, guarantee or otherwise become liable for any indebtedness of any Person; (iv) commit for any capital expenditure in excess of $100,000; (v) purchase, lease, sell, abandon or otherwise acquire or dispose of any business or Assets; (vi) waive or release any right or cancel or forgive any debt or claim; (vii) discharge any Encumbrance or discharge or pay any indebtedness; (viii) assume or enter into any Contract other than pursuant to this Agreement; (ix) amend or terminate any Specified Contract (except the Company shall be permitted to amend Hank Reeves current agreement with the Company to provide that at the time of consummation for payment to him of a severance/change of control payment up to the amount set forth in Schedule 4.8); or (x) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives;

(c) even in the ordinary course of its businesses consistent with its past practices, none of the Acquired Companies shall, and the Principal Stakeholders shall not permit any of the Acquired Companies to: (i) incur any Obligation, make any loan or advance to any Person, acquire, lease, license or dispose of any business or Assets, make any capital expenditure, enter into any Contract or other transaction, or do any of the other things described in Section 6.1(b), involving an amount exceeding $100,000 in any single case or $500,000 in the aggregate for all of the Acquired Companies or (ii) incur any long-term Obligation in any amount that would be required by GAAP to be set forth as a liability on the balance sheet of the Acquired Companies; and

(d) none of the Acquired Companies shall, and the Principal Stakeholders shall not permit any of the Acquired Companies to: (i) pledge or hypothecate any of its Assets or otherwise permit any of its Assets to become subject to any Encumbrance; (ii) declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of capital stock, other than the distribution of the promissory note from Antony Lee/Partners Capital; (iii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities; (iv) sell or otherwise issue any shares of capital stock or any other securities or any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security (except for issuances of Company Stock upon the valid conversion of Company Stock or the valid exercise of stock options outstanding as of the date of this Agreement); (v) amend its articles or certificate of incorporation, bylaws or other organizational documents; (vi) be a party to any merger, consolidation, business combination, recapitalization, reclassification of shares, share exchange, stock split, reverse stock split, division or combination of shares or similar transaction; (vii) accrue any deferred bonuses or compensation due to any stockholder, employee or agent of any of the Acquired Companies, or pay any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet, and except in the case of employees (who are not Affiliates), in the ordinary course of business consistent with past practices not to exceed $150,000 in the aggregate; (viii) grant recognition to any labor organization, union, or other entity as a representative of its employees; (ix) establish, adopt or amend (including any amendment with a future effective date) any Employee Benefit Plan; (x) amend or waive any of its rights under any provision of any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or the Acquired Companies; or (xi) form any Subsidiary or directly or indirectly acquired any equity or other interest in, or make any other investment in or capital contribution to, any other Entity (other than an Acquired Company);

(e) dispose of or permit to lapse any material rights to the use of any Software or Intangibles of the Acquired Companies, or dispose of or disclose to any Person other than representatives of GSI any material trade secret, formula, process, know-how or other Intangibles not theretofore a matter of public knowledge, except in each case in ordinary course of business and consistent with past practices;

(f) (A) except as required to comply with applicable Law, establish, adopt or amend any Employee Benefit Plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, except that the Company may make routine, reasonable salary increases in connection with the Company’s customary employee review process and in accordance with the Company’s 2007 forecast which has been provided to GSI, and may pay customary bonus payments in accordance with existing bonus plans not to exceed $150,000 in the aggregate, or (B) other than as permitted by Section 6.1(g), enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $100,000 in any month and not with a term in excess of ninety (90) days;

(g) hire any employee with an annual base salary in excess of $50,000 or with total annual compensation in excess of $75,000 or promote any employee except to fill a position vacated after the date of this Agreement;

(h) (A) change any of its pricing policies, product return or warranty policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect or (B) make any change in any method of accounting or accounting practice or policy (including any such method, practice or policy relating to Taxes), except as required by any changes in GAAP or as otherwise required by Law and provided that prior written notice of such change is provided to GSI;

(i) except to the extent required by Law, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing Date in an amount greater than $10,000 in the aggregate for all such actions or decreasing any Tax attribute of any Acquired Company existing on the Closing Date in an amount greater than $10,000 in the aggregate for all such actions, and provided that, in each case, prior written notice of such action is provided to GSI;

(j) (A) commence or settle any Proceeding (other than settling the Proceedings set forth in Section 13.1(c), provided that such settlement is solely for the payment of money and does not impose any Obligation on the Acquired Companies after the Closing Date or on the GSI Companies) in an amount greater than $100,000 in the aggregate, or (B) pay, discharge or satisfy any claims or Obligations in an amount greater than $100,000 in the aggregate, other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the Financial Statements (or the notes thereto) of the Acquired Companies;

(k) enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of any Acquired Company to compete with or conduct any business or line of business;

(l) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries generally;

(m) take any action that could be reasonably expected to result in any of the conditions set forth in Section 9 not being satisfied;

(n) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(o) acquire, sell, lease or sublease or enter into, or amend, modify or terminate any Contract to acquire, sell, lease or sublease any Real Property or extend or renew any lease or sublease with respect thereto;

(p) amend, terminate or modify any of the severance plans set forth in Schedule 6.1(p);

(q) take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.1 or any other provision of this Agreement;

(r) (A) no Principal Stakeholder shall sell, assign, give, pledge or otherwise transfer, dispose of or encumber any shares of the Company Stock, or enter into a Contract to do any of the foregoing, and (B) each Principal Stakeholder shall maintain all shares of the Company Stock owned or held by it or him free and clear of all Encumbrances; or

(s) agree or commit to take any of the actions described in clauses (a) through (q) of this Section 6.1.

6.2 Interim Financial Statements. For each calendar month that ends between the Latest Balance Sheet Date and the Closing Date, Company shall, and the Principal Stakeholder shall cause Company to, promptly prepare and deliver to GSI monthly financial statements, which shall be prepared in accordance with GAAP and shall reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the financial condition of the Acquired Companies as of the end of such month and of the results of operations of the Acquired Companies for such month.

6.3 GSI’s General Due Diligence Investigation. Between the date of this Agreement and the Closing Date, the Acquired Companies and the Principal Stakeholders shall (a) permit GSI and its authorized representatives to have reasonable access to the facilities and offices of the Acquired Companies during normal business hours, to observe the operations of the Acquired Companies, to conduct engineering and environmental investigations, to meet with the officers and employees of the Acquired Companies, to contact the customers, prospects and suppliers of the Acquired Companies, and to audit, examine and copy the files, books and records and other documents and papers of the Acquired Companies, and (b) provide to GSI and its authorized representatives all information concerning the business, Assets, financial condition, results of operations and prospects of the Acquired Companies, that Newco reasonably requests.

6.4 Consents. Between the date of this Agreement and the Closing Date, the Acquired Companies shall in good faith use their reasonable best efforts (which shall not require the expenditure of any funds to the Persons from whom such consents are sought) to obtain all Consents and approvals of all lenders, lessors, sub-lessors, vendors, customers and other Persons necessary to permit the transactions contemplated hereby to be consummated without violating any loan agreement, lease, sublease or other Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, and to give the notices, make the filings and obtain the waivers described on Schedule 4.2. Company shall deliver original signed copies of any such Consents received to GSI at Closing.

6.5 Acquisition Proposals. Between the date of this Agreement and the Closing Date, the Company and Principal Stakeholders shall not, and shall not permit any of the other Acquired Companies or any of their respective Representatives (as defined below) to, directly or indirectly: (i) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person relating to a possible Acquisition Transaction (as defined below); (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person relating to or in connection with a possible Acquisition Transaction; or (iii) entertain, consider or accept any proposal or offer from any person or entity relating to a possible Acquisition Transaction (other than, in each case, GSI and its officers, employees, representatives and agents). As used in this Section: (x) “Representatives” shall include a Person’s officers, directors, employees, Affiliates, members, partners, managers, controlling persons, attorneys, advisors, accountants, agents, representatives and stockholders holding 10% or more of any class of capital stock or other equity security of such party having the right generally to vote for the election of directors; and (y) “Acquisition Transaction” shall mean any transaction involving: (A) any sale, license, lease, exchange, mortgage, pledge, transfer or issuance or other disposition of all or substantially all of the Assets, or any of the securities or interests of, any Acquired Company; or (B) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving any Acquired Company. Company and each Principal Stakeholder shall immediately advise GSI of, and communicate to GSI the terms of, any such inquiry or proposal received by any of the Acquired Companies or any Principal Stakeholder.

6.6 Advice of Changes. Between the date of this Agreement and the Closing Date, Company and each Principal Stakeholder shall promptly advise Newco, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of Company and/or of any Principal Stakeholder contained in this Agreement).

6.7 HSR Act Filings. As soon as is practical, but in any event within five (5) business days after the date of this Agreement, (a) Company and Principal Stakeholders shall make all filings under the HSR Act and other applicable anti-trust Laws that are required to be made by them in connection with the transactions contemplated by this Agreement, and (b) Company and Principal Stakeholders shall cooperate with GSI and Newco in connection with the filings by GSI and Newco under the HSR Act, including, but not limited to, providing all information reasonably requested by GSI and Newco and taking all actions reasonably requested by GSI and Newco to cause the early termination of all applicable waiting periods under the HSR Act and other applicable anti-trust Laws. The Company shall pay one-half of the applicable filing fees with respect to the HSR Act and any other applicable anti-trust Laws from the Merger Consideration as provided in Section 2.16.

6.8 Reasonable Best Efforts. Company and each Principal Stakeholder shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date. Neither Company nor any of the Principal Stakeholders shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

6.9 Notices; Exchange Procedures; Payments.

(a) Promptly following the date of this Agreement, the Company shall mail, or otherwise deliver, the applicable Transmittal Letter (as defined in Section 10.2.1) to each Stakeholder together with a notice of action taken pursuant to Section 228 of the DGCL and, with respect to the holders of Company Stock, notice of dissenters’ right under Section 262 of the DGCL.

(b) Upon and after the Effective Date, upon the delivery of a properly completed Transmittal Letter, a Stakeholder shall be entitled to receive the Merger Consideration into which the shares of Company Stock represented by the stock certificate(s) so surrendered or pursuant to Options, Warrants or Company Interests, together with such properly completed Transmittal Letter, shall have been converted or cashed out in accordance with the provisions of Section 2, as and when such Merger Consideration is due and payable hereunder.

(c) Notwithstanding anything to the contrary herein, a Stakeholder shall not be entitled to its applicable Merger Consideration until such time as it has delivered a properly completed Transmittal Letter.

(d) In the event that this Agreement terminates prior to Closing, the Company shall promptly return stock certificates delivered prior to Closing to the applicable Stakeholders.

6.10 Notices. Between the date of this Agreement ands the Closing Date, the Company shall give all notices required by Law or any Contract to be given to any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby, including the notices listed on Schedule 4.2. The Company promptly shall provide a copy of all such notices to GSI and a copy of any response received from the Person to whom such notice was given.

6.11 280G Consent. Promptly after the date hereof, the Company shall comply with the procedures set forth in Section 280G(b)(5) of the Code to the extent necessary to exempt from the term Parachute Payment any payments to any Person from the application of Section 280G(a) of the Code

6.12 Affiliate Transactions. Immediately prior to the Closing, the Principal Stakeholders and the Company shall terminate all Contracts (including, for the avoidance of doubt, all notes, bonds and other instruments evidencing Obligations) between any Principal Stakeholder, or any Affiliate thereof, and any of the Acquired Companies, without any post-Closing payment by GSI, the Surviving Corporation or any of the other Acquired Companies or resulting in Obligations of GSI, the Surviving Corporation or any of the other Acquired Companies.

6.13 Insurance. The Company shall provide ten days prior written notice to the Company of its renewal of its insurance policies to the extent the renewal is for other than a month-to-month term. In addition, the Company will use reasonable efforts to obtain month-to-month extensions of its insurance on commercially reasonable terms.

6.14 Brunswick, Georgia Lease. The Company shall notify the landlord of its Brunswick, Georgia lease interest (the “Landlord”) promptly after signing this Agreement that the Company will not renew its lease with the Landlord; provided, however, the Company will use reasonable commercial efforts to obtain month-to-month extensions of such lease.

SECTION 7. CERTAIN OBLIGATIONS OF GSI AND NEWCO PENDING CLOSING

7.1 Corporate Status. Between the date of this Agreement and the Closing Date, GSI and Newco shall maintain their corporate existence and good standing in the State of Delaware.

7.2 Consents. Between the date of this Agreement and the Closing Date, GSI and Newco shall in good faith cooperate with the Acquired Companies and the Principal Stakeholders in their efforts to obtain the consents, waivers and approvals, and to give the notices and make the filings, described in Schedule 4.2.

7.3 Advice of Changes. Between the date of this Agreement and the Closing Date, Newco shall promptly advise Company, in writing, of any fact of which it obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed pursuant to a representation or warranty in this Agreement (it being understood that such advice shall not be deemed to modify the representations, warranties and covenants of GSI and Newco contained in this Agreement).

7.4 HSR Act Filings. As soon as is practical, but in any event within five (5) business days after the date of this Agreement, (a) GSI and Newco shall make all filings under the HSR Act that are required to be filed by them in connection with the transactions contemplated by this Agreement, and (b) GSI and Newco shall cooperate with Company and the Principal Stakeholders, in connection with the filings by Company and the Principal Stakeholders under the HSR Act, including, but not limited to, providing all information reasonably requested by Company and the Principal Stakeholders and taking all actions reasonably requested by Company and the Principal Stakeholders to cause the early termination of all applicable waiting periods. GSI shall pay one-half of the applicable filing fees with respect to the HSR Act and any other applicable anti-trust Laws.

7.5 Reasonable Best Efforts. GSI and Newco shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date, and neither GSI nor Newco shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

SECTION 8. CONDITIONS PRECEDENT TO PRINCIPAL STAKEHOLDERS’ CLOSING OBLIGATIONS

Each obligation of the Principal Stakeholders to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8, except to the extent that such satisfaction is waived by the Stakeholder Representative in writing:

8.1 GSI’s and Newco’s Representations. All representations, warranties and certifications made by GSI and/or Newco in this Agreement or pursuant hereto shall be true and correct in all material respects (except for representations and warranties that are modified by materiality, which shall be true and correct in all respects), in each case as of the Closing, other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct in all material respects (except for representations and warranties that are modified by materiality, which shall be true and correct in all respects) as of such date.

8.2 GSI’s and Newco’s Performance. All of the covenants, terms and conditions of this Agreement to be satisfied or performed by GSI and/or Newco on or before the Closing Date shall have been satisfied or performed in all material respects.

8.3 Absence of Proceedings. No Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that prohibits or restrains the consummation of the transactions contemplated hereby.

8.4 HSR Act. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

SECTION 9. CONDITIONS PRECEDENT TO GSI’S AND NEWCO’S CLOSING OBLIGATIONS

Each obligation of GSI and Newco to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 9, except to the extent that such satisfaction is waived by Newco in writing.

9.1 Company’s and Principal Stakeholders’ Representations. All representations, warranties and certifications made by Company and/or any Principal Stakeholder in this Agreement or pursuant hereto shall be true and correct in all respects, in each case as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date; provided, however, that this Section 9.1 shall be deemed to have been satisfied unless the breach or failure of such representations and warranties (determined by disregarding all qualifiers and exceptions contained therein relating to Knowledge, materiality, specified dollar thresholds or Material Adverse Effect), individually or in the aggregate, would have a Material Adverse Effect.

9.2 Company’s and the Principal Stakeholders’ Performance. All of the covenants, terms and conditions of this Agreement to be satisfied or performed by Company and/or any Principal Stakeholder on or before the Closing Date shall have been satisfied or performed in all material respects.

9.3 Absence of Proceedings. No Proceeding shall have been instituted (excluding any such Proceeding initiated by or on behalf of GSI or Newco and excluding any Proceeding which, in the reasonable judgment of GSI, is frivolous or unlikely to result in a

Material Adverse Effect), no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of the consummation of transactions contemplated hereby.

9.4 Adverse Changes. There shall not have been any Material Adverse Effect between the date of this Agreement and the Closing Date.

9.5 HSR Act. All applicable waiting periods with respect to the transactions contemplated by this Agreement shall have expired under the HSR Act, and neither the Federal Trade Commission nor the Antitrust Division of the Department of Justice shall have (a) required any party to divest itself of any assets in order to consummate such transactions, or (b) taken any actions to prohibit the consummation of such transactions.

9.6 Delivery of Documents. Company shall have delivered each of the documents required by Section 10.2.

9.7 Accretive Letter Agreement. The Accretive Letter Agreement (as defined in Section 14.7) shall be in full force and effect.

9.8 Stockholders’ Agreement. The Amended and Restated Stockholders Agreement dated January 26, 2000, as further amended on each of February 29, 2000, March 24, 2000, March 29, 2000, July 6, 2000, November 1, 2000 and August 28, 2003 shall have been terminated.

9.9 Management Agreement. The Management Agreement between the Company and Accretive, LLC shall have been terminated.

9.10 Options. All Options, Warrants and Company Interests shall have been cancelled, extinguished and terminated and all Company Stock incentive plans shall have been terminated.

9.11 Appraisal Rights. Dissenting Shares shall not constitute more than 5% of the Fully Diluted Number.

SECTION 10. CLOSING

10.1 Closing. Subject to the terms and conditions of this Agreement, the Merger contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section 8 and Section 9, at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, or at such other time or on such other date or at such other place as GSI and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). On the Closing Date, the parties shall cause the Certificate of Merger to be filed with the proper officials of the State of Delaware and the parties shall take such further actions as may be required by the State of Delaware, and any other applicable laws in connection with the consummation of the Merger. The Merger shall be effective at 11:59 p.m. (local time) on the date such filing is made with the State of Delaware (the “Effective Date”).

10.2 Company Obligations at the Closing. At the Closing, Company shall deliver or cause to be delivered to Newco the following:

10.2.1 Stock Certificates and Transmittal Letters. Stock certificates representing Company Stock received from the Stakeholders, together with applicable executed transmittal letters substantially in the form of Exhibit 10.2.1 (“Transmittal Letters”), duly executed by the Stakeholders, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of the Company Stock.

10.2.2 Escrow Agreement. The Escrow Agreement, duly executed by the Stakeholder Representative;

10.2.3 Acknowledgement and Receipt. An Acknowledgement and Receipt, in form and substance satisfactory to GSI, dated the Closing Date and duly executed by each of the Principal Stakeholders acknowledging the allocation of the Merger Consideration payable to them and their receipt of their portion of the Closing Cash Payment.

10.2.4 Certificate of Merger. A Certificate of Merger for the State of Delaware, in form of Exhibit 10.2.4 (“Certificate of Merger”), dated the Closing Date and duly executed by Company.

10.2.5 Incumbency Certificates. Certificates of the Secretary and other executive officers of the Company as to the incumbency and signatures of the officers of the Company executing this Agreement.

10.2.6 Resolutions. Copies of (i) the resolutions duly adopted by the Principal Stakeholders and board of directors of the Company authorizing the Company to enter into and perform this Agreement and, if applicable, resolutions duly adopted by the holders of Company Stock approving the payments of Merger Consideration, (ii) the Certificate of Incorporation and (iii) the bylaws of the Company, as amended, certified by proper officers as in full force and effect, without modification or amendment, on and as of the Closing Date.

10.2.7 Good Standing. Good standing certificates for each of the Acquired Companies, dated no earlier than twenty (20) days before the Closing Date, from its jurisdiction of incorporation.

10.2.8 Opinion of Counsel. An opinion of counsel to the Company addressed to Newco and dated the Closing Date, in form attached hereto as Exhibit 10.2.8.

10.2.9 Key Employee Employment Agreements. The Key Employee Employment Agreements duly executed by Hank Reeves.

10.2.10 Non-Disclosure, Non-Competition, Non-Solicitation, and Release Agreements. Non-Disclosure, Non-Competition, Non-Solicitation, and Release Agreements in the form of Exhibit 10.2.10, duly executed by each of J. Michael Cline, John Trani, Hank Reeves, Thomas Barone and Keith Bolt.

10.2.11 Bring-Down Certificate. A certificate signed by the Secretary or other duly authorized executive officer of the Company and by the Principal Stakeholders certifying as to the satisfaction of each of the conditions the matters set forth in Section 9 of this Agreement, in form and substance reasonably acceptable to GSI.

10.2.12 Bank Accounts. All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Acquired Companies described on Schedule 4.4, and all keys and combinations to all safe deposit boxes, lock boxes and safes of each of the Acquired Companies and other depositories described on Schedule 4.4.

10.2.13 Corporate Records. All of the original minute books and stock books of each of the Acquired Companies (including those of any applicable predecessors), all of the stock certificates representing all of the issued and outstanding capital stock of each of the Acquired Companies (other than the Company) and possession and control of all of the Acquired Companies’ books and records.

10.2.14 Resignations of Officers and Directors. Duly executed resignations, dated the Closing Date, of all directors and those officers listed in Schedule 10.2.14 of each of the Acquired Companies, other than as specified by Newco.

10.2.15 Assets and Business. Possession and control of the Company’s Business, all of the Company’s Assets (including, but not limited to, records of the Company) and all of Company’s Real Property and Tangible Property used in the Company Business, including, but not limited to, all applicable keys, access cards and other entry devices.

10.2.16 Section 1445 Statement. A non-withholding statement that will satisfy the requirements of Section 1445 of the Code so that Newco is not required to withhold any portion of the consideration for payment to the Internal Revenue Service.

10.2.17 Real Property Documents. With respect to any Real Property that is owned by any Acquired Company, a customary title affidavit and an indemnity agreement so that a title company selected by GSI issues a non-imputation endorsement.

10.2.18 Consent of Accountants. The written consent of McGladrey & Pullen, LLP to the filing and incorporation by reference of the Audited Financial Statements of the Company in GSI’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, and the regulations thereunder, in form and substance reasonably acceptable to GSI.

10.2.19 Other Documents. All other agreements, certificates, instruments and documents reasonably necessary in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

10.3 Obligations of Newco at Closing. At the Closing Newco shall deliver to Stakeholder Representative the following:

10.3.20 Closing Cash Payment. A wire transfer of immediately available United States federal funds or a bank certified, treasurer’s or cashier’s check in the amount of the Closing Cash Payment, payable to the Stakeholder Representative for payment to the Stakeholders as provided in the Final Allocation Schedule and in accordance with Stakeholders’ proper instructions as to payment.

10.3.21 Escrow Funds. A wire transfer of immediately available United States federal funds in the amount of the Escrow Funds payable to the Escrow Agent to be held and distributed by the Escrow Agent in accordance with the Escrow Agreement.

10.3.22 Resolutions. Copies of the resolutions duly adopted by the board of directors of Newco, authorizing Newco to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

10.3.23 Good Standing. Good standing certificate for Newco from its jurisdiction of incorporation, dated no earlier than ten (10) days before the Closing Date.

10.3.24 Key Employee Employment Agreements. The Key Employee Employment Agreements duly executed by an authorized officer of the Company

10.3.25 Bring-Down Certificate. A certificate signed by the Secretary or other duly authorized executive officer of Newco certifying as to the satisfaction of each of the conditions set forth in Section 8 of this Agreement, in form and substance reasonably acceptable to Company.

10.3.26 Certificate of Merger. The Certificate of Merger, dated the Closing Date and duly executed by Newco.

10.3.27 Escrow Agreement. The Escrow Agreement, duly executed by GSI and Newco.

10.3.28 Other Documents. All other agreements, certificates, instruments and documents necessary in order to fully consummate the transactions contemplated by this Agreement and carry out the purpose and intent of this Agreement.

SECTION 11. CERTAIN OBLIGATIONS AFTER CLOSING

11.1 Transition and Cooperation. From and after the Closing Date: (a) each of the Principal Stakeholders shall fully cooperate with GSI and the Company to transfer to GSI and the Company the ownership and control of the Company Business and Assets of the Acquired Companies; (b) each of the Principals Stakeholders shall fully cooperate with GSI in connection with the preparation and audit of any financial statements of the Acquired Companies for periods before the Closing Date, including, where appropriate, the signing of such management representation letters as are required in connection with such audit; (c) each of the Principal Stakeholders shall promptly deliver to GSI all of the Acquired Companies’ books and records, and accounting and tax information, workpapers, notes and related materials in their possession, and shall take such actions as shall be reasonably necessary to cause any such materials in the possession of third parties, including independent public accountants, to be delivered to GSI or to be made available to GSI for its review and use, including use in the preparation of audited financial statements for use in filings under federal or state securities laws; (d) each of the Principal Stakeholders shall take such actions as may be reasonably requested by GSI or Company to cause the Company’s accountants to cooperate with and assist GSI and Company and their authorized representatives to the extent reasonably requested by them at the GSI’s and/or Company’s sole expense; and (e) each of the Principal Stakeholders shall promptly deliver to GSI and the Company all correspondence, papers, documents and other items and materials received by him or found to be in his possession which pertain to the business or the Assets of the Acquired Companies; provided, however, that the Principal Stakeholders may retain copies of such documents and materials for audit and fund reporting purposes. At any time and from time to time after the Closing Date, at GSI’s request and without further consideration (but at GSI’s expense), each of the Principal Stakeholders shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as GSI may reasonably request at GSI’s sole expense, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement, including such documents and actions as may be reasonably required in connection with the continuation or termination of the Employee Benefit Plans of the Acquired Companies, the adoption by the Acquired Companies of Newco’s Employee Benefit Plans, and the filing of tax returns of the Acquired Companies for all periods ending on, before or including the Effective Date.

11.2 Use of Names. Beginning immediately after the Closing Date, each of the Principal Stakeholders shall cease all use of all corporate names, fictitious names, product names and other names used by any Acquired Company, other than the name, “Accretive,” at any time on or before the Closing Date. No member of the GSI Group shall be entitled to use the name, “Accretive;” provided, that the Company shall be entitled to use the name, “Accretive Commerce,” until the first anniversary of the Effective Date.

11.3 Tax Matters.

11.3.1 Tax Periods Ending on or Before the Effective Date. GSI shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all Tax periods ending on or prior to the Effective Date (“Pre-Closing Tax Periods”) which are required to be filed after the Effective Date and relate to Pre-Closing Tax Periods. To the extent time permitting so that neither GSI nor the Acquired Companies will be adversely affected, the Stakeholder Representative shall be entitled to request, such request not to be unreasonably refused, the opportunity to review and suggest reasonable revisions for each such Tax Return. The Principal Stakeholders shall be responsible for all Taxes of the Acquired Companies for all Pre-Closing Tax Periods and shall pay to (or as directed by) the Acquired Companies any Taxes of the Acquired Companies for all Pre-Closing Tax Periods to the extent such Taxes (i) have not already been paid by the Acquired Companies prior to the Effective Date or (ii) have not been accrued for on the books and records of the Acquired Companies as of the Effective Date and such payments shall be made in each applicable case within ten days after the date when GSI notifies the Stakeholders of an amount of such Taxes that is payable to the relevant Taxing Authority.

11.3.2 Tax Periods Beginning Before and Ending After the Effective Date. GSI shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Effective Date and end after the Effective Date (“Straddle Tax Periods”). The Principal Stakeholders shall pay to (or as directed by) the Acquired Companies an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Effective Date to the extent such Taxes (i) have not already been paid by the Acquired Companies prior to the Effective Date or (ii) have not been accrued for on the books and records of the Acquired Companies as of the Effective Date. Any such payment for Taxes for any Straddle Tax Period shall be made by the Principal Stakeholders to the Acquired Companies within ten days after the date when GSI notifies the Principal Stakeholders of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 11.3.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Date shall in the case of any Tax other than Taxes based upon or related to sales, income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period. In the case of Taxes imposed by sales, income, receipts or similar measures, such Taxes shall be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date (based on an interim closing of the books method). Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Effective Date.

11.3.3 Amendments, Etc. In the event GSI determines that it is necessary or advisable to amend a prior-filed Tax Return, enter into any closing agreement, settle any Tax claim or assessment, carryback any Tax attributes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, it shall provide written notice to the Stakeholder Representative describing in reasonable detail the action proposed to be taken. If the Stakeholder Representative does not provide to GSI written notice of objection setting forth in reasonable detail the reasons for such objections within ten business days of its receipt of notice of action from GSI, then GSI shall be entitled to proceed with the proposed action and shall, if applicable, be entitled to indemnification pursuant to Section 13 hereof. If the Stakeholder Representative objects in writing within the time period allotted, the parties shall submit the matter to a neutral, mutually agreed third-party expert for a determination regarding whether such proposed action is legally required. Upon a determination being reached that such proposed action is legally required, GSI shall proceed with such proposed action and shall, if applicable, be entitled to indemnification therefore pursuant to Section 13 hereof. In the event a determination is reached that such proposed action is not legally required, GSI may proceed with such proposed action, but shall not be entitled to indemnification under Section 13 hereof. The parties agree to appoint PricewaterhouseCoopers LLP as such third-party expert with respect to tax and financial matters.

11.3.4 Cooperation on Tax Matters. GSI and the Acquired Companies, on the one hand, and the Principal Stakeholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 11.3 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. GSI and the Principal Stakeholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Tax period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by GSI or Principal Stakeholders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, to allow the other party to take possession of such books and records.

11.3.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and any other similar Tax that may be imposed, shall be paid one-half by Stakeholders (from the Merger Consideration) and one-half by GSI when due, and Stakeholder Representative will, at the Principal Stakeholder’s own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, GSI will join in the execution of any such Tax Returns and other documentation.

11.4 Books and Records. GSI shall, and shall cause the Surviving Corporation to, (i) preserve and keep the records held by each of them, their Subsidiaries and their Affiliates relating to the Acquired Companies for a period of three (3) years from the Effective Date and (ii) make such records and personnel (to the extent that it does not interfere with their normal duties) available during normal business hours to the Stakeholder Representative as may be reasonably required by it, including without limitation, in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of any Acquired Company or any of their Affiliates (other than any Proceeding in which any Stakeholder and any Acquired Company or GSI Company are adverse parties) or in order to enable the Stakeholders to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. If either GSI or the Surviving Corporation wishes to destroy such records after that time, such party shall first give 30 days prior written notice to the Stakeholder Representative and it shall have the right, at Stakeholder Representative’s expense, upon prior written notice given to GSI within that 30 day period, to take possession of the records within 10 days after the date of such notice.

SECTION 12. RESTRICTIVE COVENANTS OF THE PRINCIPAL STAKEHOLDERS; GENERAL RELEASE

12.1 Certain Acknowledgements. Each Principal Stakeholder expressly acknowledges that:

(a) “Restricted Business” means (i) fulfillment services (warehousing, pick/pack/ship) for direct-to-consumer and business-to-business commerce and/or (ii) call center services whether provided independently or in combination with any of the services described in clauses (i), (iii) or (iv) and/or (iii) technology services related to hosting, design, development and/or integration for direct to customer commerce, which enables other businesses to sell electronically online and which is similar to the technology solutions provided by GSI or the Company on the date hereof and/or (iv) photo studio services for direct to consumer and business to business commerce, but, in the case of this clause (iv), only to the extent that those services are provided together with fulfillment services.

(b) “GSI Group” means GSI and all existing and future subsidiaries of GSI, including the Acquired Companies;

(c) the Restricted Business is highly competitive, is marketed throughout the United States and requires long sales “lead times”;

(d) the GSI Group expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its products, services, Software, technology and databases;

(e) in connection with the transactions contemplated by this Agreement, during such Principal Stakeholder’s tenure as a creditor and/or stakeholder of the Company, such Principal Stakeholder has had and may continue to have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information of the GSI Group; such knowledge and information must be kept in strict confidence to protect the Restricted Business for the benefit of the GSI Group’s competitive position in the marketplace; and such confidential information could be useful to competitors of the GSI Group for indefinite periods of time; and

(f) the covenants of this Section 12 (the “Covenants”) are a material part of the agreement among the parties hereto and are an integral part of the obligations of the Principal Stakeholders; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the GSI Group.

12.2 Nondisclosure Covenants. At all times after the Closing Date, except with GSI’s prior written consent, or except in connection with the proper performance of services for and as an employee of the GSI Group (if applicable), no Principal Stakeholder shall, directly or indirectly, in any capacity:

(a) communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the GSI Group or concerning any of its business, Assets or financial condition, including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) source code, object code, formats, user manuals, technical manuals and other documentation for Software; (v) designs, concepts, know-how, user manuals, technical manuals and other technical documentation; (vi) employment and payroll records; (vii) forecasts, budgets, acquisition models and other nonpublic financial information; and (viii) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies; or

(b) disclose, use or refer to any proprietary products, services, Software, databases or technology or other confidential or proprietary knowledge or information of the GSI Group, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the GSI Group including the purposes of designing, developing, marketing and/or selling any products, services, Software, databases or technology, that are similar to (visually or functionally) or competitive with any proprietary products, services, Software, databases or technology; or in making acquisitions.

(c) Notwithstanding the foregoing, if a Principal Stakeholder is required by Law to disclose any confidential or proprietary information to any Governmental Body, such Principal Stakeholder shall promptly notify GSI as soon as possible so that GSI may either seek an appropriate protective order or relief or waive the provisions of this Agreement, If after complying with the requirements of the prior sentence, in the absence of such an order, relief or waiver, the Principal Stakeholder is required, upon written advice of its counsel, to disclose such information to any Governmental Body or else stand liable for contempt or other penalty, then such Principal Stakeholder may disclose such information (and only such information) to such Governmental Body.

12.3 Noncompetition Covenants. Each of the Principal Stakeholders agrees as follows:

(a) During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, except with GSI’s prior written consent, no Principal Stakeholder shall, directly or indirectly, in any capacity, at any location worldwide, communicate with or solicit any Person who is or during such period becomes a customer, prospective customer, acquisition target or supplier of the Restricted Business of the GSI Group, in an effort to obtain any such Person as a customer, acquisition target or supplier of the Restricted Business of any Person that conducts all or part of the Restricted Business;

(b) During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, except with GSI’s prior written consent, no Principal Stakeholder shall, directly or indirectly, in any capacity, at any location worldwide, communicate with or solicit any Person who is or during such period becomes an employee, salesman, agent or representative of, or a consultant to, the Restricted Business of the GSI Group with respect to the Restricted Business, in any manner that interferes or might interfere with such Person’s relationship with the GSI Group, or in an effort to obtain any such Person as an employee, salesman, agent or representative of, or a consultant to, the Restricted Business of any Person that conducts all or any part of the Restricted Business; provided however that a general solicitation or communication of employment opportunities made to the public shall not be deemed a breach of this Covenant;

(c) During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, except with GSI’s prior written consent, no Principal Stakeholder shall, directly or indirectly, in any capacity for its own account or on behalf of any other Person, at any location worldwide, establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, the Restricted Business of any Person that conducts all or any part of the Restricted Business.

12.4 Certain Exclusions. For purposes of this Section 12, confidential and proprietary knowledge and information of the GSI Group shall not include any knowledge and information that (i) is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 12; or (ii) is or becomes available to a Principal Stakeholder on a non-confidential basis from a source other than the GSI Group without breach of any confidentiality obligations or duties of such source. The ownership by any Principal Stakeholder of not more than five percent of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants contained in Section 12.3 by such Principal Stakeholder, even if such public company competes with the Restricted Business.

12.5 Enforcement of Covenants. Each Principal Stakeholder agrees that it will cause its Affiliates to comply with the Covenants as if they were a Principal Stakeholder under this Agreement. Each Principal Stakeholder expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to the GSI Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, the GSI Group shall be entitled, in addition to all other rights and remedies that the GSI Group may have at law or in equity, to have an injunction issued by any court of competent jurisdiction enjoining and restraining such Principal Stakeholder and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any Principal Stakeholder or any such other Person may have against any member of the GSI Group shall not constitute a defense or bar to the enforcement of any of the Covenants. If the GSI Group must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

12.6 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

12.7 Non-Applicability to Arise, LLC. Notwithstanding anything to the contrary in this Agreement, Section 12.3 shall not prohibit or otherwise restrict a Principal Stakeholder from its ownership, operation, management, financing or control of (a) Arise Virtual Solutions, Inc., a Delaware corporation, or any present or future holding company thereof, or any of its successors or assigns (“Arise”) or (b) any entity similar to Arise providing services outside of the United States (“Foreign Provider”), except to the extent that Arise or such Foreign Provider engages in the activities described in clauses (i),(iii) and/or (iv) of Section 12.1(a).

12.8 General Release.

(a) Each Principal Stakeholder, for itself and on behalf of its successors and assigns (each a “Releasor”), hereby releases, remises and forever discharges each Acquired Company, and its predecessors, successors and assigns, and the directors, officers, employees, agents and representatives of the foregoing (each a “Releasee”), of and from any and all actions, causes of action, suits, claims, demands, accountings, covenants, Contracts, agreements, debts, liabilities and Obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstances or matter of any nature which occurred, arose or existed at any time on or before the date hereof, including any claim for contribution or indemnification or similar right or remedy against any Releasee in connection with any Indemnification Matter arising under Section 13.1 of the Merger Agreement, and including any claim or cause of action that the Principal Stakeholder may have against any Releasee for contribution or indemnification under applicable Law or the charter or bylaws of any Acquired Company, by Contract, or otherwise; provided, however, that this release shall not in any manner affect or release the Obligations of a Releasee under this Agreement or under any other agreement entered into at or in connection with the closing under this Agreement. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(b) GSI hereby releases, remises and forever discharges each Principal Stakeholder of and from any and all actions, causes of action, suits, claims, demands, accountings, covenants, Contracts, agreements, debts, liabilities and Obligations of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstance or matter of any nature relating to the payment of monies under the Management Agreement on or prior to June 7, 2007.

SECTION 13. INDEMNIFICATION

13.1 Principal Stakeholders’and Stakeholders’ Indemnification. From and after the Closing Date, the Principal Stakeholders and the other Stakeholders (but with respect to the other Stakeholders, only to the extent of their respective interests in the Escrow Funds and as provided in the letters of transmittal executed by each of such other Stakeholders), jointly and severally, shall indemnify, defend and hold harmless the members of the GSI Group, their respective successors and assigns, and their respective Representatives (collectively, the “GSI Indemnitees”), from and against any and all Proceedings, Obligations, losses, damages costs and expenses including reasonable attorney’s fees and court costs (excluding special, incidental and consequential damages and diminution in value, provided, however, that such exclusion shall not apply to (i) the extent such types of damages are a third party Claim, (ii) Claims relating to a breach by the Company of any of its lease agreements (iii) Claims for breaches of the representations and warranties contained in Section 4.6(a) and/or (b) and (iv) any Claim arising out of or caused, directly or indirectly, by fraud or intentional misconduct) (collectively, “Claims”), arising out of or caused by, directly or indirectly, any of the following:

(a) Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by Company and/or any Principal Stakeholder in or pursuant to this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality, specified dollar thresholds or Material Adverse Effect.

(b) Nonperformance. Any failure or refusal by the Company and/or any Principal Stakeholder to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

(c) Certain Proceedings. Any matters described in Schedule 13.1(c).

(d) Prior Acquisition Claims. Any Claim by any seller of the stock or assets of an Acquired Company arising out of the sale of such stock or assets of such Acquired Company to Company (including without limitation, any sale effected by merger or consolidation).

(e) Chattanooga Claims. Any Claim or amount payable arising out of or caused by or based upon, directly or indirectly any Non-Operating Facility (as defined below) including any Claim by any landlord, sublandlord, tenant or subtenant thereof. “Non-Operating Facility” as used herein means any facility operated at any time by any Acquired Company (or its predecessor) prior to the date hereof in Chattanooga, Tennessee.

(f) Environmental Claims. Any Claim (including all Claims for environmental remediation) based upon or arising out of: (i) any Obligation of any Acquired Company under any Environmental Law or with respect to Hazardous Substances as of the Closing Date; (ii) the violation by any Acquired Company, or any of their respective predecessors, or any of their respective Representatives, of any Environmental Laws with respect to their operations, business and Assets or the ownership, lease, operation, use or condition of the Company’s Real Property or Assets of any Acquired Company at any time on or prior to the Closing Date or (iii) the presence of any Hazardous Substances or other contaminants on the Company’s Real Property at any time on or prior to the Closing Date.

(g) Taxes. Any Claim based upon or arising out of: (i) Taxes of the Acquired Companies for Tax periods ending on or before the Effective Date or for the Straddle Tax Period for the portion of the Straddle Tax Period that ends on the Effective Date, (ii) Taxes for which any of the Acquired Companies may be held liable because they were a member on or prior to the Effective Date of any combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes and (iii) Taxes of other Persons for which any of the Acquired Companies may be liable by reason of having been a transferee, successor, indemnitor or guarantor of any other Person on or before the Effective Date. The right of GSI Indemnitees to indemnification under this clause (g) shall not be affected by: (i) the fact that such Taxes are imposed upon GSI as a result of the fact that, after the Effective Date, the Acquired Companies shall be included in the consolidated federal income Tax Returns filed by GSI or (ii) the disclaimer of certain Tax representations and warranties set forth in Section 4.19(j). This Section 13.1(g) shall be the exclusive remedy for the GSI Indemnitees for Claims with respect to Taxes and any Claims pursuant to this Section 13.1(g) shall be reduced to the extent (i) any net operating losses applicable to taxable periods or portion thereof ending on or before, and available on, the Effective Date (including

Tax deductions arising from payments of Merger Consideration) exceeds (ii) the amount of such net operating losses as previously disclosed to GSI and reflected in the Company’s books and records as of the Effective Date (and including for such calculation Tax deductions arising from payments of Merger Consideration) which can be utilized to reduce the amount of Taxes in such year upon which such Claims are based. The application by a GSI Indemnitee of a net operating loss to a tax indemnification Claim shall not reduce the amount of the GSI Indemnitee’s Claim which is required to be satisfied by the Indemnitor’s payment of cash to the GSI Indemnitee, except to the extent provided in the preceding sentence.

(h) Merger Consideration. Any Claim by any Person (other than a Proceeding by Stakeholder Representative for payment of the Merger Consideration pursuant to the terms of this Agreement) claiming (i) that any portion of the Merger Consideration is owed to such Person or (ii) that such Person has an equity interest (whether through ownership of capital stock, options, warrants convertible securities or otherwise).

(i) Claims by Dissenting Stockholders. Any Claim by any Dissenting Stockholder under the DGCL provided, however, that the Indemnitor shall only be required to pay that amount of the Final Award (as hereinafter defined) in excess of that portion of the Merger Consideration such Dissenting Stockholder would have received under this Agreement as a Stockholder at the time of the Final Award for such Dissenting Stockholder’s Company Stock if such Dissenting Stockholder had not exercised rights of appraisal. “Final Award” means the fair value of the Company Stock held by a Dissenting Stockholder as determined after (i) a final Judgment (without further right of appeal) is rendered or (ii) a final settlement or agreement between the Dissenting Stockholder and the Company as to the amount owed is executed.

(j) Software and Intangible Claims. Any Claim (other than those set forth on Schedule 13.1(c)) that any Software or Intangible which, at any time before Closing, was marketed, licensed, maintained, supported, used, owned or claimed to have been owned by the Acquired Companies, breaches or infringes the rights of any Person or asserts that Software owned or claimed to be owned by any of the Acquired Companies is not owned by any of such Acquired Companies.

(k) Equity Based Compensation. Any Claim by any Person that they are entitled to keep or receive Company Stock or a Company Interest.

(l) Securities Law Compliance. Any failure by any of the Acquired Companies or their respective Affiliates to comply with applicable securities Laws (including, without limitation, federal and state securities registration and broker-dealer Laws, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(m) Certain Contracts. Any Claims (i) exceeding $2,500,000 arising out, related to or payable under any irrevocable commitment in effect on the Closing Date to implement IT infrastructure outsourcing arrangements between any of the Acquired Companies and International Business Machines Corp. or any Affiliate or Subsidiary thereof or any other agreement or understanding between such parties which is not reflected in Schedule 4.15 unless such Claim is incurred with GSI’s written consent, or (ii) exceeding $1,400,000 arising out of, related to or payable under any irrevocable commitment in effect on the Closing Date (other than training services) under the Blueprint Source Code License Agreement dated August 1, 2007 between the Company and Art Technology Group Inc. and the Master License Agreement dated August 1, 2007 between the Company and Art Technology Group Inc .or any other agreement or understanding between such parties which is not reflected in Schedule 4.15.

(n) Consents. Any Claims arising from or relating from any of the Acquired Companies’ failure to obtain a required consent to the transaction or assignment of any contract or agreement of any of the Acquired Companies.

(o) Fees. Any Claims for foreign, federal, state or local organization fees, qualification fees, annual report fees and filing fees including, without limitation, those set forth on Schedule 4.1.

(p) 401(k). Any Claims relating to a failure to comply with Laws applicable to any of the Acquired Companies’ 401(k) plans.

13.2 GSI’s Indemnification. From and after the Closing Date, GSI and Newco, jointly and severally, shall indemnify, defend and hold harmless the Stakeholders, their respective successors and assigns, and their respective Representatives (collectively, the “Stakeholder Indemnitees”), from and against any and all Claims, arising out of or caused by, directly or indirectly, any or all of the following:

(a) Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by GSI or Newco in or pursuant to this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality, specified dollar thresholds or material adverse effect.

(b) Nonperformance. Any failure or refusal by GSI or Newco to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it.

13.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which a GSI Indemnitee or a Stakeholder Indemnitee, as the case may be (any such GSI Indemnitee or Stakeholder Indemnitee being herein sometimes referred to as an “Indemnitee”), is entitled to indemnification from an indemnifying party or parties under Section 13.1 or 13.2 above (any such indemnifying party being herein sometimes referred to as an “Indemnitor”):

(a) Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided, however, the failure of any Indemnitee to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnitor is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction).

(b) If a third party Claim is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) other than with respect to Claims under Section 13.1(e) for a one year period after the Closing, if the Indemnitee is a GSI Indemnitee and it reasonably believes that the handling of the Defense of any Indemnification Matter, including, without limitation, Claims under Section 13.1(e) after the one year period after Closing, by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition (for the avoidance of doubt, the material adverse effect standard shall be applicable to taxes), or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; and provided further that the GSI Indemnitee shall not be entitled to consent to any Judgment, or agree to any settlement, without the Stakeholder Representative’s prior written consent (not to be unreasonably withheld); (iii) the Indemnitor shall not be entitled to consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent (not to be unreasonably withheld); and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c) All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within five (5) business days after (i) a final Judgment (without further right of appeal) determining the amount owed is rendered or (ii) a final settlement or agreement between the Indemnitor and the Indemnitee as to the amount owed is executed.

(d) Any payment made by Principal Stakeholders to GSI Indemnitees shall be deemed to reduce the Merger Consideration and any payment made by GSI to Principal Stakeholder Indemnitees shall be deemed to increase the Merger Consideration for all purposes including Tax.

13.4 Limits on Indemnification. Except as provided in Section 13.5, the Indemnitors’ liability under this Section 13 shall be limited as follows:

(a) Threshold. No amount shall be payable by the respective Indemnitor under Section 13.1(a) or Section 13.2(a) unless and until the aggregate amount otherwise payable by the respective Indemnitor, as the case may be, under such Section exceeds $500,000 (the “Threshold Amount”), in which case such Indemnitor shall be responsible for all Losses, including all Losses used to reach the Threshold Amount. These limitations on liability shall not apply to any other provision of Section 13.1 or Section 13.2.

(b) Ceiling. The Indemnitors’ aggregate liability for Claims under Section 13.1(a) or Section 13.2(a) shall not exceed $11.25 million. The Indemnitors’ aggregate liability for Claims under Section 13.1(j) shall not exceed $16,700,000 (including the Escrow Funds). The Indemnitors’ aggregate liability for Claims under Section 13.1 shall not exceed $97,500,000. These limitations on liability shall not apply to Section 13.2 or to breaches of Section 2 or Section 3.

(c) Time Periods. With respect to any Indemnification Matter under Section 13.1(a), 13.1(n), 13.1(o) or 13.2(a), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within eighteen (18) months after the Closing Date. With respect to any Indemnification Matter under Section 13.1(d) or Section 13.1(e), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within thirty-six (36) months after the Closing Date. With respect to any Indemnification Matter under Section 13.1(c), Section 13.1(f), Section 13.1(g), Section 13.1(h), Section 13.1(i), Section 13.1(k), Section 13.1(l), Section 13.1(m) or 13.1(p), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within the applicable statute of limitations. With respect to any Indemnification Matter under Section 13.1(j), the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto within forty-eight (48) months after the Closing Date. The foregoing limitations shall not apply to any other sections of Section 13.1 or Section 13.2.

(d) Escrow Funds. The Escrow Funds shall be released to the Stakeholder Representative for distribution to the Stakeholders on the Escrow Termination Date as set forth in the Escrow Agreement. Prior to the release or exhaustion of the Escrow Funds, the GSI Indemnitees shall seek indemnification for any Claims only from the Escrow Funds and not from the Principal Stakeholders, except that with respect to Claims under Section 13.1(e) or up to an aggregate of the first $5,000,000 of Claims under Section 13.1(h) and/or Section 13.1(j) and/or Section 13.1(k), the GSI Indemnitees may seek indemnification from the Principal Stakeholders prior to seeking indemnification from the Escrow Funds. If the Stakeholder Representative assumes any Indemnification Matter, the Stakeholder Representative shall be entitled to be reimbursed from the Escrow Funds to the same extent as the GSI Indemnitee; provided, however, that in any such case there shall be no entitlement to reimbursement from the Escrow Funds with respect to attorney fees and costs and other professional service fees and costs in excess of $1,125,000. Upon release or exhaustion of the Escrow Funds, but subject to any applicable limitations in this Section 13.4 (except as provided in Section 13.5), the Principal Stakeholders shall continue to be jointly and severally liable for any indemnification obligations pursuant to this Section 13.

13.5 Exceptions to Limitations. None of the limitations set forth in Section 13.4(a), (b) or (c) shall apply in the case of any Indemnification Matter involving (a) intentional misrepresentation, fraud or a criminal matter, (b) title to the Company Stock or (c) breaches of Section 4.25 or Section 5.5.

13.6 No Contribution or Indemnification from the Acquired Companies. Each Principal Stakeholder waives and acknowledges and agrees that such Principal Stakeholder shall not have and shall not exercise or assert (or attempt to exercise or assert), whether in his capacity as a stockholder, director, officer, employee, agent or representative, any right of contribution, right of indemnity or other similar right or remedy against any Acquired Company in connection with any Indemnification Matter in this Agreement.

13.7 Setoff and Holdback. With respect to sums for which the Indemnitee is entitled to indemnification under this Section 13, the Indemnitee shall have no right to holdback any amounts due to Indemnitor or to setoff against any amounts due to the Indemnitor, in each case whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise.

13.8 Exclusive Remedy. Except in the case of any Indemnification Matter involving intentional misrepresentation, fraud or a criminal matter and except for the right to enforce this Agreement and the transactions contemplated hereby by specific performance, injunction or other equitable relief, from and after the Closing Date, the remedies provided in this Section 13 are to the exclusion of any other rights and remedies at law or in equity available to the parties with respect to claims under this Agreement or with respect to the transactions contemplated hereunder, including the breach of a representation or warranty.

13.9 Insurance. In the event that Principal Stakeholders shall be obligated to indemnify GSI Indemnitees pursuant to Section 13.1, the Principal Stakeholders shall, upon payment in full of such indemnity, be subrogated to all rights of the Acquired Companies under all Insurance Policies held or maintained by the Acquired Companies at or prior to the Closing Date with respect to claims to which such indemnification related.

13.10 Mitigation; Third Parties. Each Indemnitee shall, at the Indemnitor’s expense and without being required to incur any expense or cost in advance of reimbursement from the Indemnitor, use its commercially reasonable efforts to mitigate any Claim. In the event that a GSI Indemnitee determines that it is necessary or advisable to initiate any investigation, report to any Governmental Body or other Person, or remediate acts, omissions or events which may give rise to a Claim, GSI shall provide written notice to the Stakeholder Representative describing in reasonable detail the action proposed to be taken. If the Stakeholder Representative does not provide to GSI written notice of objection setting forth in reasonable detail the reasons for such objections within ten business days of its receipt of notice of action from GSI, then GSI shall be entitled to proceed with the proposed action and shall, if applicable, be entitled to indemnification therefore pursuant to Section 13 hereof. If the Stakeholder Representative objects in writing within the time period allotted, the parties shall submit the matter to a neutral, mutually agreed third-party expert for a determination regarding whether such proposed action is legally required. Upon a determination being reached that such proposed action is legally required, GSI shall proceed with such proposed action and shall, if applicable, be entitled to indemnification pursuant to Section 13 hereof. In the event a determination is reached that such proposed action is not legally required, GSI may proceed with such proposed action, but shall not be entitled to indemnification therefore under Section 13 hereof. The parties agree to appoint PricewaterhouseCoopers LLP as such third-party expert with respect to tax and financial matters, and a mutually agreeable selection of the parties as such expert with respect to legal matters. In the event any Indemnitor shall be obligated to indemnify any Indemnitee pursuant to Section 13.1 or Section 13.2, as applicable, the Indemnitees shall assign to the Indemnitor all rights against third parties or, if not assignable, agrees to enforce such rights at the cost and reasonable direction of the Indemnitor; provided, however, that nothing in this Section shall require any GSI Indemnitee to assign or enforce any right under any insurance policy except as provided in Section 13.9.

SECTION 14. OTHER PROVISIONS

14.1 Termination. At any time before the Closing, this Agreement may be terminated in accordance with any of the following methods:

(a) By the mutual written consents of GSI and Company authorized by their respective boards of directors.

(b) By written notice from GSI to Company, or from Company to GSI, if it becomes certain (for all practical purposes) that any of the conditions to the closing obligations of the party giving such notice cannot be satisfied on the Termination Date (as defined below), for a reason other than such party’s default, and such party is not willing to waive the satisfaction of such condition. “Termination Date” shall mean December 31, 2007.

(c) By written notice from GSI to Company, or from Company to GSI, if the Closing does not occur on or before the Termination Date for any reason other than a breach of this Agreement by the party giving such notice.

In the event of the termination of this Agreement as provided in this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 14.3 and (ii) nothing herein shall relieve any party from liability for any breach hereof or failure to perform hereunder.

14.2 Publicity. At all times after the Closing Date, without the prior written consent of GSI, neither any Acquired Company nor any Principal Stakeholder shall make any public announcement regarding the transactions contemplated by this Agreement, nor shall they in any manner disseminate any information regarding any of the Acquired Companies, GSI, any other member of the GSI Group or the transactions contemplated by this Agreement.

14.3 Fees and Expenses. GSI shall pay all of the fees and expenses incurred by it, and the Stakeholders shall pay all fees and expenses incurred by them and each of the Acquired Companies, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby and thereby; provided, however, that any fees and expenses charged by the Escrow Agent or relating to the establishment or maintenance of the Escrow Account shall be paid fifty percent (50%) by Principal Stakeholders (which shall be paid out of the Escrow Fund) and fifty percent (50%) by GSI.

14.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile or by e-mail and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Company (prior to the Merger) and the Principal Stakeholders shall be sent to such parties’ respective address as set forth on page one of this Agreement to the attention of J. Michael Cline; facsimile: (646) 282-3138, email: mcline@accretivellc.com and to the attention of Anne-Marie F. Shelley; facsimile: (646) 349-3382; email: ashelley@accretivellc.com, with a copy to Charles F. Vandenburgh, LeBoeuf, Lamb Greene & MacRae LLP, Goodwin Square, 225 Asylum Street, Hartford, Connecticut 06103; facsimile: (860) 241-1310; email: cvandenburgh@llgm.com; provided, however, notice to Stakeholder Representative, as provided in the foregoing clause to the attention of J. Michael Cline, facsimile (646) 282-3138, email: mcline@accretivellc.com and to the attention of Anne-Marie F. Shelley; facsimile: (646) 349-3382; email: ashelley@accretivellc.com shall be deemed to be notice to all Stakeholders. Notices to the GSI and Newco and Company (after the Merger) shall be sent to GSI’s address stated on page one of this Agreement to the attention of Arthur H. Miller, Esquire, General Counsel, facsimile: (610) 265-1730; email: millera@gsicommerce.com; with a copy sent simultaneously to Francis E. Dehel, Esquire, Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103; facsimile: (215) 832-5532; email: dehel@blankrome.com. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.4, provided that any such change of address notice shall not be effective unless and until received.

14.5 Survival. All representations, warranties and indemnifications made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement without limit, except for any applicable limitation set forth in Section 13.4(c). All covenants made in this Agreement shall survive the date of this Agreement, the Closing Date and the consummation of the transactions herein in accordance with their terms.

14.6 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty except where the relevance of such exceptions or qualifications is patently obvious.

14.7 No Other Representations or Warranties.

(a) Except for the representations and warranties set forth in this Agreement and in a certain letter agreement dated the date hereof among GSI, Accretive Associates I, LLC and J. Michael Cline (the “Accretive Letter Agreement”), neither any Acquired Company, any Principal Stakeholder nor any other Person is making any representations or warranties, written or oral, statutory, express or implied, in relation to the Company Stock, any Acquired Company, or its respective Assets, Obligations, businesses or operations. GSI and Newco acknowledge and agree that, except as expressly provided in this Agreement and in the Accretive Letter

Agreement, neither any Acquired Company, any Principal Stakeholder nor any other Person has made, and the Company hereby expressly disclaims and negates, and GSI and Newco hereby expressly waive, any representation or warranty, express, implied, at common law, by statute or otherwise relating to the Company Stock, any Acquired Company or its Assets, Obligations, businesses or operations.

(b) With respect to any financial projection or forecast heretofore furnished to GSI, Newco, their respective Affiliates or their respective Representatives by or on behalf of the Company, GSI and Newco acknowledge that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (D) neither GSI, Newco, their respective Affiliates nor their respective Representatives shall have any claim or cause of action against any Acquired Company, any Stakeholder, any of their respective Affiliates of any of their respective Representatives with respect thereto except for breaches of representations and warranties set forth in Section 4.6(d).

14.8 Reliance by GSI. Notwithstanding the right of GSI to investigate the business, Assets and financial condition of each of the Acquired Companies, and notwithstanding any knowledge obtained or obtainable by GSI as a result of such investigation, GSI has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by each of the Acquired Companies and Stakeholders in this Agreement or pursuant hereto.

14.9 Specific Performance. Each of the parties agrees that the remedy at law for any breach of the terms and conditions of this Agreement by it will be inadequate and that in addition to, and not in limitation of any other remedies that any other party may have either at law or under this Agreement, such other party shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement.

14.10 Schedules.

(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Company and Principal Stakeholders as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty and any other representation or warranty as to which the relevance of such exception is patently obvious), the statements in this Agreement will control.

(b) The statements in the Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement (except to such provisions as to which the relevance of such statement is patently obvious).

(c) The inclusion of any matter or item in any of the Schedules hereto shall not be deemed to constitute an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

(d) From time to time prior to the Closing, the Company may supplement, amend or correct in writing the Schedules delivered in connection with this Agreement with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedules which has been rendered inaccurate by an event occurring after the date hereof. All such supplements or corrections to or amendments of the Schedules shall be disregarded (and deemed not included in the Schedules) for purposes of determining whether the condition in Section 9 has been satisfied and, unless GSI otherwise consents (in its sole and absolute discretion) in writing, for purposes of determining the liability of Principal Stakeholders hereunder for breaches or defaults thereof.

14.11 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, the Mutual Confidentiality Agreement between GSI and the Company dated as of June 21, 2007 and the Accretive Letter Agreement, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in Section 14 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

14.12 Assignment. This Agreement shall bind, benefit, and be enforceable by and against each of GSI and Company and their respective successors and permitted assigns, and each Stakeholders and their respective heirs, estates, personal representatives and successors and permitted assigns. No party shall in any manner assign any of its, his or her rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, GSI shall not, so long as GSI remains liable for its obligations hereunder, be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or its delegation of obligations hereunder in connection with: (i) any reorganization of, or transfer of assets or equity to, any member of the GSI Group including, without limitation, any direct or indirect subsidiaries and/or affiliates of GSI or GSI; or (ii) the sale or transfer of all or a substantial part of the Assets of GSI to any Person.

14.13 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

14.14 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

14.16 Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

14.17 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

14.18 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

14.19 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.4, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

14.20 No Third-Party Beneficiaries. Except as expressly contemplated by Section 11, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties.

14.21 Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be affected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

14.22 Neutral Construction. In view of the fact that each of the parties hereto has been represented by its own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

14.23 Stakeholder Representative.

(a) Each Principal Stakeholder irrevocably appoints Accretive Investors V, LLC Series 12 as Stakeholder Representative to act as the designated representative, agent and attorney-in-fact of such Principal Stakeholder with full authority to make all decisions and determinations and to take all actions required or permitted under or relating to this Agreement or the Escrow Agreement on behalf of such Principal Stakeholder, including (a) approving any of the documents required to be delivered by such Principal Stakeholder on or after the Closing Date; (b) administering any Indemnification Matter on behalf of Principal Stakeholders, agreeing to the settlement of any Indemnification Matter and otherwise defending, handling and negotiating Indemnification Matters; (c) agreeing to any waiver, consent or amendment under or to this Agreement, provided that no such waiver, consent or amendment shall adversely affect the allocation of payments of the Merger Consideration to any Principal Stakeholder who does not expressly consent thereto in writing; (d) distributing to the Stakeholders any portion of the Merger Consideration payable to the Stakeholders on or after the Closing Date; (e) preparing, reviewing and approving any Tax Returns required to be prepared and filed pursuant to Section 11.3; (f) sending, receiving and reviewing Notices under this Agreement on behalf of the Principal Stakeholders; and (g) appointing a successor Stakeholder Representative in the event of the resignation or death of the then current Stakeholder Representative. Each Principal Stakeholder expressly grants the Stakeholder Representative full power and authority to execute any documents contemplated by this Agreement to effectuate the transfer and/or cancellation of such Stakeholder’s Company Stock, Options, Warrants and Company Interests by such Principal Stakeholder to GSI. Each Principal Stakeholder acknowledges that this Section 14.23 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. Any such action, decision or determination so made or taken shall be deemed the action, decision or determination of such Principal Stakeholder, and any notice, document, certificate or information required to be given to any Principal Stakeholder shall be deemed so given if given to the Stakeholder Representative. The Stakeholder Representative shall not be liable to any Principal Stakeholder for actions taken or omitted to be taken in its capacity as Stakeholder Representative. The Principal Stakeholders agree to indemnify and hold harmless the Stakeholder Representative from and against all Claims arising out of or relating to the performance by the Stakeholder Representative of its duties pursuant to this Agreement and the Escrow Agreement.

(b) GSI shall be entitled to rely exclusively upon any communications or writings given or executed by the Stakeholder Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stakeholder Representative. GSI shall be entitled to disregard any notices or communications given or made by any Principal Stakeholder unless given or made through the Stakeholder Representative.

(c) On the Effective Date, pursuant to Section 2.17, $3,000,000 of the Merger Consideration (the “Reserve Amount”) shall be paid to an account designated by the Stakeholder Representative. The Reserve Amount shall be used by the Stakeholder

Representative for Indemnification Matters not payable from the Escrow Funds and for costs and expenses incurred in the performance of its duties under this Agreement. At such time as the Stakeholder Representative shall determine, it shall distribute any unspent portion of the Reserve Amount to the Stakeholders in proportion to their respective interests in the Reserve Amount as set forth in the Final Allocation Schedule.

[Balance of Page Intentionally Blank]

Witness the due execution and delivery hereof as of the date first stated above.

GSI: GSI COMMERCE, INC.		NEWCO: BLUE ROUTE, INC.

By:	/s/ Michael Conn	By:	/s/ Michael Conn
Name:	Michael Conn	Name:	Michael Conn
Title:	Executive Vice President, Chief Financial Officer	Title:	Executive Vice President, Chief Financial Officer

COMPANY: ACCRETIVE COMMERCE, INC.

By:	/s/ Hank Reeves
Name:	Hank Reeves
Title:	Chief Executive Officer

ACCRETIVE ASSOCIATES I, LLC		ACCRETIVE INVESTORS I, LLC

By:	/s/ J. Michael Cline	By:	Accretive Associates I, LLC
Name:	J. Michael Cline		Its Managing Member
Title:	Managing Member
		By:	/s/ J. Michael Cline
		Name:	J. Michael Cline
		Title:	Managing Member

ACCRETIVE INVESTORS II, LLC		ACCRETIVE INVESTORS III, LP

By:	Accretive Associates I, LLC	By:	Accretive Associates I, LLC,
	its Managing Member		its Managing Member

By:	/s/ J. Michael Cline	By:	/s/ J. Michael Cline
Name:	J. Michael Cline	Name:	J. Michael Cline
Title:	Managing Member	Title:	Managing Member

ACCRETIVE INVESTORS IV, LLC		ACCRETIVE INVESTORS V, LLC
SERIES 7

By:	Accretive Associates I, LLC,	By:	Accretive Associates I, LLC,
	its Managing Member		its Managing Member

By:	/s/ J. Michael Cline	By:	/s/ J. Michael Cline
Name:	J. Michael Cline	Name:	J. Michael Cline
Title:	Managing Member	Title:	Managing Member

ACCRETIVE INVESTORS V, LLC SERIES 12

By:	Accretive Associates I, LLC,
its Managing Member

By:	/s/ J. Michael Cline
Name:	J. Michael Cline
Title:	Managing Member

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